Filed Pursuant Rule 424(b)(3)

Reg. No. 333-115780

Apogent Technologies Inc.

Offer to Exchange

2.25% Senior Convertible Contingent Debt SecuritiesSM* (CODESSM*) due 2021 for 2.25% Convertible Senior Debentures due 2021

The Expiration Time of the Exchange Offer is 5:00 p.m.,

New York City Time on August 2, 2004, unless extended.

Terms of the Exchange Offer:

•	Apogent Technologies Inc., or Apogent, will issue up to $300,000,000 aggregate principal amount of 2.25% Convertible Senior Debentures due 2021, or the New 2.25% Debentures, in exchange for any and all outstanding 2.25% Senior Convertible Contingent Debt Securities due 2021, or the Old 2.25% CODES, that are validly tendered and not withdrawn prior to the consummation of the exchange offer.

•	The exchange offer is subject to the consummation of the merger, pursuant to which Fisher Scientific International Inc., or Fisher, will acquire Apogent, and Apogent will become a wholly owned subsidiary of Fisher.

•	If the exchange offer is consummated, holders who tender their Old 2.25% CODES and do not withdraw them prior to the consummation of the exchange offer will receive an exchange fee in cash in an amount equal to 0.50% of the principal amount of the Old 2.25% CODES tendered.

•	The exchange offer is the initial public offering of the New 2.25% Debentures. There is no existing market for the New 2.25% Debentures to be issued, and Apogent does not intend to apply for their listing on any securities exchange or their inclusion in the Nasdaq Stock Market.

The terms of the New 2.25% Debentures are substantially similar to the Old 2.25% CODES, except in the following ways:

•	After the proposed merger, the New 2.25% Debentures will be convertible into Fisher common stock, or, at the election of Apogent, cash or a combination of cash and Fisher common stock.

•	The credit rating trigger of the conversion right of the New 2.25% Debentures will be the assignment of a credit rating by either Moody’s or Standard & Poor’s below “B3” or “B-,” respectively.

•	No later than October 1, 2004, Fisher will guarantee Apogent’s obligations under the New 2.25% Debentures, but it does not intend to guarantee the Old 2.25% CODES.

•	The New 2.25% Debentures may be convertible into Fisher common stock that is freely transferable under the securities laws only after Fisher guarantees the New 2.25% Debentures, but the Old 2.25% CODES will not be convertible into Fisher common stock that is freely transferable at any time unless an exemption from registration under the Securities Act of 1933 is otherwise available.

•	The New 2.25% Debentures will be convertible for the five-business-day period following any five-consecutive-trading-day period in which the average of the trading prices for the New 2.25% Debentures, as determined following a request by a holder to make a determination, for that five- trading-day period was less than 97% of the average conversion value for the New 2.25% Debentures during that period, subject to certain conditions.

       If you have previously validly tendered your Old 2.25% CODES, then you are not required to take any further action to receive the New 2.25% Debentures. If you have previously validly tendered your Old 2.25% CODES, then you may withdraw any Old 2.25% CODES so tendered at any time prior to the consummation of the exchange offer.

       See “Risk Factors” beginning on page 24 to read about factors you should consider before tendering your Old 2.25% CODES for exchange.

       Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

*	“Convertible Contingent Debt Securities” and “CODES” are service marks of Lehman Brothers Inc.

       The dealer-manager for the exchange offer is:

Goldman, Sachs & Co.

Prospectus dated August 2, 2004.

       You should rely only on the information contained in this document or that Apogent Technologies Inc. and Fisher Scientific International Inc. have referred you to. Apogent Technologies Inc. and Fisher Scientific International Inc. have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell, or a solicitation of an offer to buy, any of the New 2.25% Debentures to any person or by anyone in any jurisdiction where it is unlawful. Neither the delivery of this prospectus nor any sale using the prospectus shall, under any circumstances, create any implication that the information contained in this document or that we have referred you to is correct after the date hereof or that there has been no change in our affairs since the date hereof.

       This prospectus incorporates important business and financial information about Fisher and Apogent from other documents that are not included in or delivered with this prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference in this prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Fisher Scientific International Inc.	Apogent Technologies Inc.
One Liberty Lane	30 Penhallow Street
Hampton, New Hampshire 03842	Portsmouth, New Hampshire 03801
(603) 926-5911	(603) 433-6131
Attn: Investor Relations	Attn: Investor Relations

       Investors may also consult Fisher’s or Apogent’s website for more information concerning the exchange offer described in this prospectus. Fisher’s website is www.fisherscientific.com. Apogent’s website is www.apogent.com. Information included on either website is not incorporated by reference in this prospectus.

       IN ORDER FOR YOU TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS BEFORE THE EXPIRATION TIME OF THE EXCHANGE OFFER, FISHER OR APOGENT, AS APPLICABLE, SHOULD RECEIVE YOUR REQUEST NO LATER THAN JULY 26, 2004.

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PROSPECTUS SUMMARY

       This summary highlights material information from this prospectus, but it may not contain all of the information that is important to you. You should read this summary together with the entire prospectus, especially “Risk Factors” beginning on page 24.

       Unless the context otherwise requires, all references to “Apogent” refers to Apogent Technologies Inc., the issuer of the New 2.25% Debentures being offered pursuant to this prospectus, and its consolidated subsidiaries. Apogent’s fiscal year ends on September 30.

       Unless the context otherwise requires, all references to “Fisher” refers to Fisher Scientific International Inc., the company whose common stock will be issuable upon conversion of the New 2.25% Debentures and, under certain circumstances, the guarantor of the New 2.25% Debentures being offered pursuant to this prospectus, including its consolidated subsidiaries.

About Apogent

       Apogent Technologies Inc., or Apogent, is a leading developer and manufacturer of products for the clinical and research industries. Apogent’s customers include distributors, pharmaceutical and biotechnology companies, clinical, academic, research and industrial laboratories, original equipment manufacturers and others.

       Apogent has approximately 7,400 employees in over 120 facilities worldwide, of which approximately 5,000 are located in the United States. Approximately 70% of Apogent’s consolidated net sales for the twelve months ended March 31, 2004 was generated from sales transactions with customers within the U.S., and the remainder was generated internationally, mostly from Europe.

       Apogent is organized into two business segments, the Research Group and the Clinical Group. The Research Group manufactures, distributes, and sells products primarily to the research and clinical life sciences industries, and it accounted for approximately 54% of Apogent’s net sales for the twelve months ended March 31, 2004. The Clinical Group manufactures and sells products primarily to clinical and commercial laboratories and to scientific research and industrial customers. It accounted for approximately 46% of Apogent’s net sales for the twelve months ended March 31, 2004.

       Apogent’s principal executive offices are located at 30 Penhallow Street, Portsmouth, New Hampshire 03801 and its main telephone number is (603) 433-6131.

About Fisher

       Fisher Scientific International Inc., or Fisher, is a leading provider of products and services to the global scientific research and U.S. clinical laboratory markets. Fisher’s customers include pharmaceutical and biotechnology companies, colleges and universities, medical research institutions, hospitals and reference laboratories, and quality control, process control and research and development laboratories.

       Fisher has approximately 10,200 employees worldwide, of which approximately 7,600 are located in the United States. Fisher offers more than 600,000 products and services to over 350,000 customers located in approximately 145 countries. Fisher offers both proprietary products and products that it sources from more than 6,000 vendors. Fisher’s proprietary products consist of Fisher branded products and products for which it serves as an exclusive distributor. Currently, approximately 50% of Fisher’s revenues are generated from the sale of higher margin proprietary products. Fisher anticipates that, as a result of the proposed merger of Fisher and Apogent, this percentage will increase to approximately 60% of 2004 revenues. Currently, Fisher generates approximately 80% of its revenues from the sale of consumable products. Fisher delivers its goods and provides its services to its customers through an integrated, global logistics network.

       Fisher is organized into three reportable segments: Scientific Products and Services, Healthcare Products and Services and Laboratory Workstations. The Scientific Products and Services segment, which represents approximately 70% of Fisher’s total sales, manufactures, distributes and provides products and services to scientific research institutions, including pharmaceutical and bioresearch companies, colleges and universities and medical research institutions. The Healthcare Products and Services segment, which accounts for approximately 25% of Fisher’s total sales, manufactures and distributes, among other things, a wide array of products primarily to hospitals, laboratories and physician’s offices. The Laboratory Workstations segment accounts for approximately 5% of Fisher’s total sales and primarily manufactures and sells laboratory workstations and fume hoods primarily to the scientific research market.

       Fisher’s principal executive offices are located at One Liberty Lane, Hampton, New Hampshire 03842 and its main telephone number is (603) 926-5911.

The Merger

       The board of directors of Fisher and the board of directors of Apogent have agreed to a strategic combination of the two companies under the terms of the agreement and plan of merger, dated as of March 17, 2004 and amended on April 16, 2004, or the merger agreement. Upon completion of the proposed merger, Fisher will acquire Apogent, and Apogent will become a direct, wholly owned subsidiary of Fisher. The board of directors of Fisher will be expanded to consist of 10 members, which will include the existing board of directors of Fisher (except for Anthony J. DiNovi) and four members proposed by Apogent. Upon consummation of the proposed merger, the board of directors of Apogent will consist of individuals to be selected by Fisher. The boards of directors of Fisher and Apogent are proposing the combination because they believe it will provide substantial benefits to the stockholders of both companies.

       If the proposed merger is completed, Apogent stockholders will receive 0.56 shares of Fisher common stock for each share of Apogent common stock, plus cash in lieu of fractional shares. Fisher stockholders will continue to own their existing Fisher shares. Upon completion of the proposed merger, Fisher stockholders will own approximately 56% of the combined company and former Apogent stockholders will own approximately 44% of the combined company, in each case, on a fully diluted basis as of May 20, 2004.

       It is estimated that Fisher will issue approximately 50.3 million shares of Fisher common stock in the merger and reserve an additional approximately 6.7 million shares of Fisher common stock for future issuances upon the exercise of outstanding options to purchase Apogent common stock.

       The issuance of Fisher common stock to Apogent stockholders, which is necessary to effect the proposed merger, requires approval by a majority of votes cast on the proposal by Fisher stockholders at its reconvened annual meeting of stockholders, expected to be held on August 2, 2004, provided that the total vote cast represents over 50% in interest of all Fisher securities entitled to vote thereon.

       At its reconvened special meeting of Apogent stockholders which is expected to be held on August 2, 2004, Apogent stockholders will be asked to vote on the approval and adoption of the merger agreement and the proposed merger. In order to complete the proposed merger, a majority of all the votes entitled to be cast on the proposal by Apogent stockholders must vote to approve and adopt the merger agreement and the merger.

       The proposed merger was originally scheduled to close on or about July 1, 2004. On June 23, 2004, both Apogent and Fisher announced that the closing of the merger would be delayed in order to give Fisher and Apogent the time necessary to complete a review after Apogent announced that its Molecular BioProducts, Inc. subsidiary may have improperly recognized, from a timing perspective, between $200,000 and $600,000 of revenue during the quarter ended March 31, 2004.

       Apogent, its advisors and Fisher have now completed their respective reviews of the matter. Based on the results of this review process, both Apogent and Fisher believe that the matter is not material to Apogent and are prepared to proceed with their respective stockholder votes relating to the merger. Each of the Apogent and Fisher boards of directors continues to believe that the merger agreement and the merger are advisable and fair to, and in the best interests of, Apogent and its stockholders and Fisher and its stockholders, respectively. It is anticipated that the merger will occur promptly after the reconvened Apogent and Fisher stockholder meetings.

Conditions to Completion of the Merger

       The obligations of Apogent and Fisher to complete the proposed merger are subject to the satisfaction of the following conditions:

•	the approval and adoption of the proposed merger agreement by Apogent stockholders;

•	the approval of the issuance of Fisher common stock in the proposed merger by Fisher stockholders;

•	the termination or expiration of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of certain competition-related approvals by French, German and other government authorities;

•	the absence of any judgment, order, decree, statute, or other legal constraint prohibiting consummation of the merger;

•	the SEC having declared effective the registration statement including the joint proxy statement/ prospectus relating to the proposed merger, or the merger proxy statement/ prospectus; and

•	the authorization for listing by the NYSE of the Fisher common stock issuable to Apogent stockholders in the merger.

       In addition, each of Apogent’s and Fisher’s obligation to effect the proposed merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of the other party being true and correct as required by the merger agreement;

•	the other party having performed or complied with, in all material respects, all obligations required to be performed or complied with by it under the merger agreement;

•	the other party and its respective subsidiaries, taken as a whole, not having suffered from any change or effect that has, or is reasonably expected to have, a material adverse effect on such party, as defined in the merger agreement;

•	the receipt of an officer’s certificate executed by each of the other party’s chief executive officer and chief financial officer stating that the three preceding conditions have been satisfied; and

•	the receipt of an opinion of counsel to the effect that the merger will qualify as a “reorganization” under the Internal Revenue Code of 1986, as amended, or the Code.

Termination of the Merger Agreement

       Fisher and Apogent can jointly agree to terminate the merger agreement at any given time. Either company may also terminate the merger agreement if the proposed merger is not completed by September 30, 2004 or under other circumstances described in the merger agreement which has been filed as an exhibit to the registration statement of which this prospectus is a part.

Consequences of Merger Not Being Approved

       If either the Fisher or the Apogent stockholders fail to approve the proposals required to effect the proposed merger at their respective meeting, or if the proposed merger is otherwise not completed, the ongoing businesses of each of Fisher and Apogent may suffer. Under specified circumstances, either Fisher or Apogent may be required to pay a termination fee to the other party. Additionally, both parties will have incurred costs associated with the merger without realizing the benefits of having the proposed merger completed.

       If the proposed merger is not consummated, Apogent does not intend to consummate this exchange offer and the Old 2.25% CODES will remain convertible into Apogent common stock.

Regulatory Approvals Required for the Proposed Merger

       U.S. Antitrust Laws. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to as the HSR Act, and its associated rules, the proposed merger may not be completed until notifications have been given and certain information and materials have been furnished to and reviewed by the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission and the required waiting period has expired or been terminated. Fisher and Apogent filed the required notification and report forms under the HSR Act with the Federal Trade Commission and the Department of Justice on April 20, 2004. The waiting period expired at 11:59 pm on May 20, 2004. The expiration of the waiting period means that the Federal Trade Commission has closed its investigation of the proposed merger and the requirements of the HSR Act have been satisfied. It remains possible that state antitrust authorities and private parties in certain circumstances might bring legal actions under the antitrust laws seeking to enjoin the merger or seeking conditions to the completion of the merger.

       Other Jurisdictions. In addition to filings under the HSR Act, a competition-related filing with the applicable government authority in Germany was made on May 3, 2004, and clearance from the German authority was obtained on May 27, 2004. In France, the applicable government authority has confirmed that the proposed merger is not notifiable under French merger control law.

Purpose of the Exchange Offer and

Description of the Refinancing Transactions

Old 2.25% CODES Exchange Offer

       In conjunction with the proposed merger, Apogent is conducting this exchange offer and the simultaneous exchange offer described below in order to align the conversion terms of Apogent’s convertible debt with Fisher’s currently outstanding convertible debt. Apogent is hereby offering to exchange all of the outstanding Old 2.25% CODES for the New 2.25% Debentures. You should read the discussion under the headings “The Exchange Offer” and “Description of the New 2.25% Debentures” for further information regarding the New 2.25% Debentures to be issued in the exchange offer. The Old 2.25% CODES were issued by Apogent on October 10, 2001 in transactions that were exempt from the registration requirements of the Securities Act. Apogent currently has outstanding Old 2.25% CODES in the aggregate principal amount of $300 million.

Old Floating Rate CODES Exchange Offer and 6 1/2% Senior Subordinated Notes Cash Tender Offer

       Concurrently with the exchange offer relating to the Old 2.25% CODES, Apogent is conducting an exchange offer to acquire any and all of its outstanding Floating Rate Senior Convertible Contingent Debt Securities due 2033, or the Old Floating Rate CODES, in exchange for a like principal amount of New Floating Rate Convertible Senior Debentures due 2033, or the New Floating Rate Debentures. Concurrently with the exchange offer for the Old Floating Rate CODES, Apogent is seeking consent to a proposed amendment to terminate the registration rights agreement relating to the Old Floating Rate CODES in order to terminate Apogent’s obligations to register the Old Floating Rate CODES and the common stock issuable upon conversion of the Old Floating Rate CODES for resale under the Securities Act. Apogent currently has outstanding Old Floating Rate CODES in the aggregate principal amount of $345 million. Concurrently with the two exchange offers, Apogent is conducting a cash tender offer for any and all of its outstanding $250,000,000 aggregate principal amount of 6 1/2% senior subordinated notes due 2013, or the 6 1/2% senior subordinated notes, in order to reduce the overall amount of outstanding indebtedness of Apogent, and a concurrent consent solicitation to amend the indenture for the 6 1/2% senior subordinated notes in order to eliminate most of the restrictive covenants in that indenture. The tender offer and consent solicitation relating to Apogent’s 6 1/2% senior subordinated notes is currently scheduled to expire at 5:00 p.m. on August 2, 2004. As of 5:00 pm on July 27, 2004, holders of $249,550,000 aggregate principal amount of the 6 1/2% senior subordinated notes had tendered and delivered consents pursuant to the tender offer and consent solicitation. Apogent expects to consummate the tender offer on August 3, 2004 and fund the tender offer and consent payments with the net proceeds of a private placement of debt securities of Fisher which is also scheduled to close on August 3, 2004.

Termination of Apogent’s Existing Credit Agreement

       Fisher is currently negotiating with various institutional lenders the terms of a new multi-year credit facility that will provide both a term and revolving facility. Fisher expects to enter into this new credit facility prior to, or contemporaneously with, the consummation of the merger. Fisher intends to use a portion of the proceeds of its new credit facility to repay its existing credit facility and Apogent’s existing credit agreement, dated as of July 29, 2003, among Apogent, as borrower, certain subsidiaries of Apogent, as co-borrowers, and other subsidiaries of Apogent, as subsidiary guarantors, and JPMorgan Chase Bank, as administrative agent. Each of the Apogent subsidiaries that guarantee Apogent’s obligations under the Old 2.25% CODES as of the date of this prospectus, or the current Old 2.25% CODES subsidiary guarantors, are also subsidiary guarantors under Apogent’s existing credit agreement. Pursuant to the terms of the Old 2.25% CODES and the New 2.25% Debentures, any current Old 2.25% CODES subsidiary guarantor will be released from its obligation as a subsidiary guarantor of the Old 2.25% CODES, and its proposed subsidiary guarantee of the New 2.25% Debentures, when it is released from its obligations under Apogent’s existing credit agreement. Each of the current Old 2.25% CODES subsidiary guarantors will be released from its obligations under Apogent’s existing credit agreement upon its termination which is expected to occur contemporaneously with the consummation of the proposed merger and none of them will become co-borrowers or guarantors under Fisher’s new credit facility. As a result, each of the current Old 2.25% CODES subsidiary guarantors will be released from its subsidiary guarantee under the Old 2.25% CODES shortly before the consummation of the exchange offer, and they will not provide a guarantee of the New 2.25% Debentures as of the date of issuance of the New 2.25% Debentures. Since the current Apogent subsidiary guarantors of the Old 2.25% CODES will not guarantee the Old 2.25% CODES after the termination of Apogent’s existing credit agreement or the New 2.25% Debentures as of the date of their original issuance, the holders of Old 2.25% CODES and holders of New 2.25% Debentures will only have recourse to the assets of Apogent, but not any of Apogent’s direct or indirect subsidiaries.

Refinancing Transactions Conditions

       The exchange offer relating to the Old 2.25% CODES, the exchange offer and consent solicitation for the Old Floating Rate CODES, the cash tender offer and consent solicitation relating to the 6 1/2% senior subordinated notes and the termination of Apogent’s existing credit agreement are referred to collectively as the refinancing transactions. Each of the refinancing transactions is conditioned upon the consummation of the proposed merger. However, the exchange offer for the Old 2.25% CODES pursuant to this prospectus is not conditioned on the consummation of any of the other refinancing transactions.

Future Fisher Guarantee

       In connection with the proposed merger and the refinancing transactions, Apogent intends to take steps to terminate its periodic and other reporting obligations under the Exchange Act shortly after the end of Apogent’s fiscal year ending as of September 30, 2004. No later than October 1, 2004, Fisher will guarantee Apogent’s obligations under the New 2.25% Debentures. Until such time as Fisher guarantees the obligations of Apogent under the New 2.25% Debentures, any Fisher common stock issued upon the conversion of New 2.25% Debentures would not be freely transferable under the securities laws and the holders of New 2.25% Debentures will not have recourse to the assets of Fisher or its subsidiaries, other than Apogent, for the satisfaction of Apogent’s payment obligations under the New 2.25% Debentures. After such time as Apogent’s Exchange Act reporting obligations are terminated or suspended and Fisher guarantees the New 2.25% Debentures, holders of Old 2.25% CODES and New 2.25% Debentures will have access to the historical financial information of Fisher and its consolidated subsidiaries, which will include Apogent after the proposed merger, contained in Fisher’s Exchange Act filings. Fisher does not intend to guarantee the Old 2.25% CODES. After the Fisher guarantee of the New 2.25% Debentures is in effect, holders of New 2.25% Debentures will have recourse to the assets of Fisher, but not any of its direct or indirect subsidiaries, other than Apogent.

Summary Terms of the Exchange Offer

Securities Offered	Up to $300,000,000 aggregate principal amount of 2.25% Convertible Senior Debentures due October 15, 2021, together with the shares of common stock of Fisher into which the New 2.25% Debentures may be converted under certain circumstances.

The Exchange Offer	Apogent is offering the New 2.25% Debentures in exchange for a like principal amount of the Old 2.25% CODES. You may tender your Old 2.25% CODES for exchange by following the procedures described in the section of this prospectus entitled “The Exchange Offer.”

Upon issuance of the New 2.25% Debentures at the consummation of the exchange offer, which shall occur promptly after the expiration time, Apogent will pay tendering holders of Old 2.25% CODES any and all accrued but unpaid interest on the Old 2.25% CODES to, but excluding the date of issuance of the New 2.25% Debentures. If you have previously validly tendered your Old 2.25% CODES, then you are not required to take any further action to receive the New 2.25% Debentures. If you have previously validly tendered your Old 2.25% CODES, then you may withdraw any Old 2.25% CODES so tendered at any time prior to the consummation of the exchange offer.

Conditions of the Exchange Offer	The exchange offer is subject to the registration statement covering the New 2.25% Debentures and any post-effective amendment thereto being declared effective under the Securities Act of 1933. The exchange offer is not being made to, and Apogent will not accept tenders of Old 2.25% CODES from, holders of Old 2.25% CODES in any jurisdiction in which the exchange offer, or the acceptance of the exchange offer, would not be in compliance with the securities or “blue sky” laws of that jurisdiction. Apogent expects that in every US jurisdiction the exchange offer will be registered upon effectiveness of the registration statement, exempt from registration or subject to a letter from the state securities administrator agreeing to take no action if Apogent does not register the New 2.25% Debentures. The exchange offer is also subject to the following conditions, each of which Apogent may waive in its sole discretion prior to expiration time:

• the threat, institution or pending of any action or proceeding by, or any order issued by, any court or governmental agency restraining, or resulting in a material delay in, Apogent’s ability to consummate the exchange offer;

• any law being sought, enacted or deemed applicable to the exchange offer by any governmental authority or any action being taken by any governmental authority that in Apogent’s reasonable judgment will or will be reasonably likely to result in any of the consequences described in the bullet point above;

• the occurrence of any general suspension of, or limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market, limitation by a governmental agency which may adversely affect Apogent’s ability to complete the transactions contemplated by the exchange offer, banking moratorium or material banking limitations;

• the commencement of war or similar international calamity involving the United States, or a material worsening of any of the foregoing events in the case of any such events that existed at the time of commencement of the exchange offer; or

• any change that has or is reasonably likely to have a material adverse effect on Apogent or Fisher’s business or with respect to the Old 2.25% CODES or the New 2.25% Debentures.

Exchange Fee	Subject to the consummation of the exchange offer, if you validly tender your Old 2.25% CODES, and do not withdraw your tender prior to the consummation of the exchange offer, you will receive an exchange fee equal to 0.50% of the principal amount of the Old 2.25% CODES. The exchange fee will be paid from available cash.

See “The Exchange Offer — Procedures for Tendering Outstanding Old 2.25% CODES.” If your Old 2.25% CODES are not received prior to the expiration time, scheduled for 5:00 p.m., New York City time, on August 2, 2004, unless extended by Apogent, you will not receive the exchange fee.

Consequences of Failure to Exchange	The trading market in the unexchanged Old 2.25% CODES is likely to become more limited due to the reduction in the amount of Old 2.25% CODES outstanding after the consummation of this exchange offer.

Fisher does not intend to guarantee the obligations of Apogent under the Old 2.25% CODES. Therefore, holders of Old 2.25% CODES that do not tender will not have the benefit of any guarantee by Fisher of the New 2.25% Debentures. See “Risk Factors — Consequences of Failure to Exchange.”

Tenders; Expiration Time; Withdrawal	The exchange offer will expire at 5:00 p.m., New York City time, on August 2, 2004, unless Apogent extends the expiration time. Apogent intends to request that the registration statement be declared effective by the SEC before the expiration time. Apogent will extend the duration of the exchange offer as required by applicable law or if the registration statement of which this prospectus is a part is not declared effective by the SEC before the expiration time and the exchange offer is not terminated. In addition,

Apogent may choose to extend it in order to provide additional time for holders of Old 2.25% CODES to tender their Old 2.25% CODES for exchange. You may withdraw any Old 2.25% CODES that you tender for exchange at any time prior to the consummation of the exchange offer. If Apogent decides not to accept any Old 2.25% CODES you have tendered for exchange, because any conditions of the exchange offer are not satisfied, those Old 2.25% CODES will be returned to you without cost promptly after the expiration or termination of the exchange offer. See “The Exchange Offer — Terms of the Exchange Offer; Period for Tendering Old 2.25% CODES; Procedures for Tendering Old 2.25% CODES and Withdrawal Rights” for a more complete description of the tender and withdrawal provisions.

Use of Proceeds	Neither Apogent nor Fisher will receive any proceeds in the exchange offer.

Material U.S. Federal Income Tax Consequences	The law is unclear as it would apply to the exchange of the Old 2.25% CODES for New 2.25% Debentures and therefore counsel is unable to render an opinion that such exchange should not result in an “exchange” for United States federal income tax purposes. Nevertheless, Apogent intends to treat the exchange of the Old 2.25% CODES for New 2.25% Debentures as not resulting in an “exchange” for United States federal income tax purposes. Pursuant to such treatment, there should be no United States federal income tax consequences to holders who participate in the exchange offer, other than with respect to the payment of the exchange fee. Apogent intends to treat the payment of any exchange fee as ordinary income to holders participating in the exchange offer. For a further discussion of the material United States federal income tax consequences of the exchange offer, see “Material U.S. Federal Income Tax Consequences.”

Exchange Agent	The Bank of New York is serving as exchange agent in connection with this exchange offer.

Information Agent	Innisfree M&A Incorporated is serving as information agent in connection with this exchange offer.

Any questions concerning the exchange offer procedures or requests for assistance or additional copies of this prospectus or the letters of transmittal may be directed to the information agent at (888) 750-5834 (toll free). Banks and brokers may call collect at (212) 750-5833.

Dealer-Manager	Apogent has appointed Goldman, Sachs & Co. as dealer-manager for the exchange offer. Questions and requests for assistance may also be directed to the dealer-manager at (800) 471-7731. Banks and brokers may call collect at (212) 902-1697.

Summary Description of the New 2.25% Debentures

The New 2.25% Debentures differ from the Old 2.25% CODES in the following ways:

•	The Old 2.25% CODES are convertible, after the proposed merger, into common stock of Fisher, and the New 2.25% Debentures will be convertible into Fisher common stock, or, at the election of Apogent, cash or a combination of cash and Fisher common stock. See “— Conversion Settlement.”

•	The credit ratings trigger of the conversion right of the Old 2.25% CODES is the assignment of a credit rating by either Moody’s or Standard & Poor’s below “Ba2” or “BB+,” respectively. The credit ratings trigger of the conversion right of the New 2.25% Debentures will be the assignment of a credit rating by either Moody’s or Standard & Poor’s below “B3” or “B-,” respectively.

•	No later than October 1, 2004, Fisher will guarantee the New 2.25% Debentures. Fisher does not intend to guarantee Apogent’s obligations under the Old 2.25% CODES. It is expected that each of the current Old 2.25% CODES subsidiary guarantors will be released from its subsidiary guarantee under the Old 2.25% CODES shortly before the consummation of the exchange offer, and they will not provide a guarantee of the New 2.25% Debentures as of the date of issuance of the New 2.25% Debentures.

•	The New 2.25% Debentures may be convertible into Fisher common stock that is freely transferable under the securities laws only after Fisher guarantees the New 2.25% Debentures, but the Old 2.25% CODES will not be convertible into Fisher common stock that is freely transferable at any time unless an exemption from registration under the Securities Act of 1933 is otherwise available.

•	The New 2.25% Debentures will be convertible for the five-business-day period following any five-consecutive-trading-day period in which the average of the trading prices for the New 2.25% Debentures, as determined following a request by a holder to make a determination, for that five-trading-day period was less than 97% of the average conversion value for the New 2.25% Debentures during that period, subject to certain conditions, but the Old 2.25% CODES are convertible for the five-business-day period following any 10-consecutive-trading-day period in which the average of the trading prices for the Old 2.25% CODES for that 10-trading-day period is less than 105% of the average conversion value for the Old 2.25% CODES during that period.

Issuer	Apogent Technologies Inc.

Securities Offered	Up to $300,000,000 aggregate principal amount of 2.25% Convertible Senior Debentures due 2021 of Apogent Technologies Inc., or the New 2.25% Debentures, together with the shares of common stock of Fisher Scientific International Inc. into which the New 2.25% Debentures may be converted under certain circumstances.

Maturity Date	October 15, 2021.

Ranking	The New 2.25% Debentures will be senior unsecured obligations of Apogent and will rank equal in right of payment with all of Apogent’s existing and future senior unsecured indebtedness, including its 8% senior notes due 2011, or the 8% senior notes, any Old Floating Rate CODES remaining outstanding and New Floating Rate Debentures issued at the consummation of the exchange offer for the Old Floating Rate CODES, and any Old 2.25% CODES remaining outstanding after this exchange offer. The New 2.25% De-

bentures will be effectively junior to the outstanding indebtedness and other liabilities, including trade payables, of Apogent’s subsidiaries, until Fisher provides its future guarantee. The New 2.25% Debentures will be senior in right of payment to Apogent’s subordinated indebtedness, including Apogent’s 6 1/2% senior subordinated notes.

As of March 31, 2004, Apogent had approximately:

• $250 million of senior subordinated debt (all of which was guaranteed by certain Apogent subsidiaries) to which the New 2.25% Debentures would have ranked senior in right of payment;

• $652.1 million of senior unsecured debt (all of which was guaranteed by certain Apogent subsidiaries) outstanding and $348.5 million of other senior unsecured liabilities, including trade payables, outstanding (of which $268.8 million was guaranteed by certain Apogent subsidiaries), to which the New 2.25% Debentures would have ranked equally in right of payment; and

• $24.1 million of senior secured indebtedness to which the New 2.25% Debentures would have ranked junior in right of payment;

in each case without giving effect to the future Fisher guarantee.

As of March 31, 2004, Apogent’s subsidiaries had outstanding approximately $203.5 million of debt and other liabilities (including trade payables and estimated income taxes payable, but excluding guarantees by certain of Apogent’s subsidiaries of $902.0 million of Apogent’s then outstanding senior and senior subordinated debt to which the New 2.25% Debentures would have been structurally subordinated. As of March 31, 2004 no amounts were outstanding under Apogent’s senior unsecured credit agreement which is guaranteed by certain Apogent subsidiaries which also currently guarantee the Old 2.25% CODES. None of the Apogent subsidiaries which guarantee the Old 2.25% CODES as of the date of this prospectus will continue to guarantee the Old 2.25% CODES immediately after the termination of Apogent’s existing credit agreement, which is expected to occur contemporaneously with the consummation of the proposed merger and prior to the consummation of the exchange offer. As a result, no Apogent subsidiaries will guarantee the New 2.25% Debentures as of the date of their original issuance.

After Apogent becomes a wholly owned subsidiary of Fisher, Fisher’s outstanding indebtedness will be effectively subordinated to Apogent’s indebtedness, except to the extent any of Fisher’s outstanding indebtedness is guaranteed or secured by assets of or guarantees by Apogent.

As of March 31, 2004, Apogent had the ability to incur $232 million of indebtedness under its existing credit agreement.

Interest Payment Dates	April 15 and October 15, beginning October 15, 2004.

Interest Rate	2.25% per year, subject to adjustment under certain circumstances. See “Description of the New 2.25% CODES — Interest Rate Adjustments.”

Upon the issuance of the New 2.25% Debentures at the consummation of the exchange offer, which shall occur promptly after the expiration time, Apogent will pay all holders of Old 2.25% CODES who have validly tendered and not withdrawn their Old 2.25% CODES prior to the consummation of the exchange offer, all accrued and unpaid interest on the Old 2.25% CODES to, but excluding, the date of issuance of the New 2.25% Debentures.

Contingent Interest	Apogent will pay contingent interest to the holders of the New 2.25% Debentures during any six-month period from April 15 to October 14 and from October 15 to April 14, commencing with the six-month period beginning October 15, 2004, if the average trading price of the 2.25% Debentures for the five trading days ending on the second trading day immediately preceding the relevant six-month period equals 120% or more of the principal amount of the New 2.25% Debentures.

The “trading price” of the New 2.25% Debentures on any date of determination means the average of the secondary market bid quotations per New 2.25% Debentures obtained by Apogent for $10,000,000 principal amount of the New 2.25% Debentures at approximately 3:30 pm, New York City time, on the determination date from three independent nationally recognized securities dealers Apogent selects, provided that if at least three such bids cannot reasonably be obtained by Apogent, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by Apogent, this one bid shall be used. If Apogent cannot reasonably obtain at least one bid for $10,000,000 principal amount of the New 2.25% Debentures from a nationally recognized securities dealer or in its reasonable judgment, the bid quotations are not indicative of the secondary market value of the New 2.25% CODES, then the trading price of the New 2.25% Debentures will equal (a) the then-applicable conversion rate of the New 2.25% Debentures multiplied by (b) the sale price of the common stock of Fisher on the determination date.

The rate of contingent interest payable in respect of any six-month period will equal the greater of (i) a per annum rate equal to 5.0% of Apogent’s estimated per annum borrowing rate for senior non-convertible fixed-rate indebtedness with a maturity date comparable to the New 2.25% Debentures and (ii) 0.30% per annum, in each case based on the outstanding principal amount of the New 2.25% Debentures. Contingent interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Future Guarantee by Fisher	No later than October 1, 2004, Fisher will guarantee Apogent’s obligations under the New 2.25% Debentures.

At and after the date upon which Fisher guarantees the New 2.25% Debentures, the Fisher guarantee will rank effectively junior to the senior secured indebtedness of Fisher and all indebtedness of Fisher’s subsidiaries, other than Apogent, equal with other senior unsecured indebtedness of Fisher and senior to the subordinated indebtedness of Fisher. As of March 31, 2004, Fisher had approximately $300.0 million of outstanding senior unsecured indebtedness and other liabilities, and Fisher’s subsidiaries had $27.6 million of outstanding indebtedness and other liabilities. In addition, subsidiaries of Fisher guarantee debt under the existing Fisher senior secured credit facility with a total borrowing capacity of $550 million comprised of $360 million of term loans and $190 million of revolver loans, of which $360 million in term loans was outstanding as of March 31, 2004. It is expected that Fisher’s new credit facility, which will replace the existing Fisher credit facility, will be secured by certain of its assets and guaranteed by certain of its subsidiaries, including Apogent after the consummation of the proposed merger.

Until such time as Fisher guarantees the New 2.25% Debentures:

• Fisher common stock issuable upon conversion of the New 2.25% Debentures would not be freely transferable under the securities laws unless an exemption from registration under the Securities Act is available; and

• holders of New 2.25% Debentures would not have recourse to the assets of Fisher or its subsidiaries, other than Apogent, for the satisfaction of payment and other obligations with respect to the New 2.25% Debentures.

Fisher does not intend to guarantee the Old 2.25% CODES.

Conversion Rights	You may convert your New 2.25% Debentures prior to their stated maturity under any of the following circumstances:

• during any quarterly conversion period, if the sale price of the common stock of Fisher for at least 20 trading days in the period of 30 consecutive trading days ending on the first day of such conversion period is more than 120% of the conversion price on that thirtieth day (on July 30, 2004, the closing price of Fisher common stock on the NYSE was $58.20 per share, or approximately 107% of the initial conversion price listed below);

• during the five-business-day period following any five-consecutive-trading-day period in which the average of the trading prices for the New 2.25% Debentures, as determined following a request by a holder to make a determi-

nation for that five-trading-day period was less than 97% of the average conversion value, as described below, for the New 2.25% Debentures during that period; provided that, if at the time of the conversion the sale price of Fisher common stock is greater than the then-current conversion price of the New 2.25% Debentures and less than or equal to 120% of the then-current conversion price of the New 2.25% Debentures and the New 2.25% Debentures are not otherwise convertible, you will receive, at Apogent’s option, cash, Fisher common stock or a combination of cash and Fisher common stock with a value equal to the principal amount of the New 2.25% Debentures on such conversion date (If Apogent elects to pay in Fisher common stock or in a combination of cash and Fisher common stock, Fisher common stock will be valued at 100% of the average of the sale prices for Fisher common stock for the five trading days ending on the third trading day preceding the conversion date.);

• during any period, (1) when the credit rating assigned to the New 2.25% Debentures by Moody’s is below “B3” or the credit rating assigned by Standard & Poor’s is below “B-,” (2) in which the credit rating assigned to the New 2.25% Debentures is suspended or withdrawn by either rating agency, or (3) in which neither agency continues to rate the New 2.25% Debentures or provide ratings services or coverage to Apogent;

• if the New 2.25% Debentures have been called for redemption; or

• upon the occurrence of specified corporate transactions described under “Description of the New 2.25% Debentures — Conversion Rights.”

As a result of the announcement of the proposed merger, the Old 2.25% CODES may be converted into common stock of Apogent for a period beginning 15 days prior to the anticipated effective date of the proposed merger and ending on the day preceding the actual consummation of the proposed merger and will also become convertible into common stock of Fisher for a period of 15 days following the actual effective date of the proposed merger. Since the New 2.25% Debentures will not be issued until after the consummation of the merger, they will not become convertible into common stock as a result of the announcement of the proposed merger.

Conversion Settlement	Subject to Apogent’s right to deliver cash in lieu of shares of Fisher common stock, you initially will be entitled to receive 18.3655 shares of Fisher common stock for each $1,000 principal amount of New 2.25% Debentures surrendered for conversion, which represents an initial conversion price of approximately $54.45 per share of Fisher common stock.

This initial conversion rate (and the conversion price) may be adjusted for the following reasons (but will not be adjusted for accrued interest, including contingent interest, if any):

• issuances of Fisher common stock as a dividend or distribution on Fisher common stock;

• certain subdivisions and combinations of Fisher common stock;

• issuances to all or substantially all holders of Fisher common stock of certain rights or warrants to purchase Fisher common stock (or equivalents) at less than the then-current market price of Fisher common stock;

• distributions to all or substantially all holders of Fisher common stock of cash, other capital stock of Fisher, indebtedness of Fisher or assets including certain securities (as described under “Description of The New 2.25% Debentures — Conversion Price Adjustment”);

• certain distributions of cash to all or substantially all holders of Fisher common stock; or

• certain tender offers by Fisher for its common stock.

Upon conversion, you will not receive any cash payment representing accrued interest. Instead, accrued interest will be deemed paid by the common stock received by you on conversion. New 2.25% Debentures called for redemption may be surrendered for conversion until the close of business one business day prior to the redemption date.

Upon conversion, Apogent will have the right to deliver, in lieu of shares of Fisher common stock, cash or a combination of cash and shares of Fisher common stock. It is Apogent’s current intention to satisfy its obligation upon a conversion of the New 2.25% Debentures first, in cash, in an amount equal to the principal amount of the New 2.25% Debentures converted and second, in shares of Fisher common stock, to satisfy the remainder, if any, of Apogent’s conversion obligation. Apogent’s ability to deliver cash at the time of any conversion will be subject to many factors, including the amount of cash available to Apogent, whether the agreements then governing Apogent’s indebtedness would permit such a cash settlement and Apogent’s then existing cash needs. At any time prior to maturity, Apogent has the unilateral right, exercisable at any time, to elect, by notice to the trustee and the holders of the New 2.25% Debentures, that upon conversion of the New 2.25% Debentures at any time following the date of such notice, Apogent shall be required to satisfy certain of its conversion obligation in cash. See “Description of the New 2.25% Debentures — Conversion Rights — Apogent’s Options Upon Conversion Settlement.”

Sinking Fund	None.

Optional Redemption by Apogent	Apogent may not redeem the New 2.25% Debentures prior to October 20, 2004. Apogent may redeem some or all of the New 2.25% Debentures on or after October 20, 2004 for a price equal to 100% of the principal amount of the New 2.25% Debentures plus any accrued and unpaid interest (including contingent interest) to, but excluding, the redemption date, as set forth under “Description of the New 2.25% Debentures — Optional Redemption by Apogent.”

Optional Repurchase Right of Holders	You may require Apogent to repurchase all or a portion of your New 2.25% Debentures on October 20, 2004, October 15, 2006, October 15, 2011 and October 15, 2016 at a repurchase price equal to 100% of the principal amount of those New 2.25% Debentures plus any accrued and unpaid interest (including contingent interest) to the date of purchase.

Change of Control Repurchase Right of Holders	Upon a change of control of Fisher or, in certain circumstances, Apogent, you may require Apogent, subject to certain conditions, to repurchase all or a portion of your New 2.25% Debentures. Apogent will pay a repurchase price equal to 100% of the principal amount of the New 2.25% Debentures plus any accrued and unpaid interest (including contingent interest) to, but excluding, the repurchase date. A change of control will not be deemed to have occurred if, among other things, at least 90% of the consideration in the transaction otherwise constituting a change of control consists of shares of common stock traded or to be traded immediately following such transaction on a national securities exchange or The Nasdaq National Market and, as a result of the transaction, the New 2.25% Debentures become convertible solely into such common stock and associated rights. See “Description of the New 2.25% Debentures — Repurchase at Option of Holders — Change of Control Put.”

Form, Denomination and Registration	The New 2.25% Debentures will be issued in fully registered form, in denominations of $1,000 and are represented by one or more global securities, deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global securities will be shown on, and any transfers will be effected only through, records maintained by DTC and its participants. See “Description of the New 2.25% Debentures — Form, Denomination and Registration.”

Absence of an Active Market for the New 2.25% Debentures	There is no existing market for the New 2.25% Debentures to be issued, and Apogent does not intend to apply for their listing on any securities exchange or their inclusion in The Nasdaq Stock Market. Apogent cannot assure you that any active or liquid market will develop or will be maintained for the New 2.25% Debentures. See “Risk Factors — There may not be a liquid market for the New 2.25% Debentures, and you may not be able to sell your New 2.25% Debentures at attractive prices or at all.”

New York Stock Exchange Symbol for Fisher Common Stock	The common stock of Fisher is traded on the New York Stock Exchange under the symbol “FSH.”

Risk Factors

       See “Risk Factors” beginning on page 24 for a discussion of factors that should be considered by holders of Old 2.25% CODES before tendering their Old 2.25% CODES in the exchange offer.

Selected Historical Financial Data of Fisher

       The selected historical financial data of Fisher has been derived from the audited historical consolidated financial statements and related notes of Fisher for each of the years in the five-year period ended December 31, 2003 and the unaudited historical consolidated financial statements and related notes of Fisher for the three months ended March 31, 2004 and March 31, 2003. The historical data is only a summary, and you should read it in conjunction with the historical financial statements and related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the annual and quarterly reports of Fisher which have been incorporated by reference into the registration statement of which this prospectus is a part. See “Where You Can Find More Information” beginning on page 84 of this prospectus.

	Three Months Ended
	March 31,		Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(In millions, except per share amounts)
Statement of Operations Data:
Sales	$1,011.0	$833.4	$3,564.4	$3,238.4	$2,880.0	$2,622.3	$2,514.5
Income from operations(a)	68.3	60.8	258.6	245.1	131.1	156.3	146.8
Income before cumulative effect of accounting change	34.6	(0.9)	78.4	96.7	16.4	22.7	23.4
Net income(b)	34.6	(0.9)	78.4	50.6	16.4	22.7	23.4
Share Data:
Net income per common share:
Basic income per common share before cumulative effect of accounting change	$0.54	$(0.02)	$1.38	$1.77	$0.33	$0.57	$0.59
Cumulative effect of accounting change, net of tax	—	—	—	(0.84)	—	—	—

Basic net income per common share	$0.54	$(0.02)	$1.38	$0.93	$0.33	$0.57	$0.59

Diluted income per common share before cumulative effect of accounting change	$0.51	$(0.02)	$1.29	$1.67	$0.31	$0.51	$0.55
Cumulative effect of accounting change, net of tax	—	—	—	(0.80)	—	—	—

Diluted net income per common share	$0.51	$(0.02)	$1.29	$0.87	$0.31	$0.51	$0.55

Weighted average common shares outstanding:
Basic	63.6	54.7	56.9	54.5	49.4	40.1	40.0
Diluted	68.2	54.7	60.6	57.9	53.0	44.4	42.8
Balance Sheet Data (at end of period):
Working capital	$368.3	$196.0	$362.3	$186.1	$120.1	$142.8	$115.3
Total assets	3,261.6	1,908.0	2,859.4	1,871.4	1,839.2	1,385.7	1,402.6
Long-term debt	1,634.2	922.0	1,386.1	921.8	956.1	991.1	1,011.1

(a)	Includes charges of $10.2 million ($6.6 million, net of tax) to step-up the fair value of inventory from the Perbio acquisition during the three months ended March 31, 2004, $18.1 million ($11.4 million, net of tax) to step-up the fair value of inventory from the Perbio acquisition in 2003, $2.2 million ($1.4 million, net of tax) of restructuring credits relating to a reduction in estimated severance costs in 2002, $61.2 million ($38.5 million, net of tax) of restructuring and other charges in 2001, $8.4 million ($5.2 million, net of tax) of restructuring credits and other charges in 2000, and $11.2 million ($8.6 million, net of tax) of restructuring and other charges in 1999.

(b)	Net income includes the charges described in (a) above and, in 2003, includes charges of $43.8 million ($27.6 million, net of tax) for call premiums, $22.1 million ($13.9 million, net of tax) for the write-off of deferred financing fees and $15.7 million ($9.9 million, net of tax) for the purchase of options to hedge foreign currency exposure and $2.8 million ($1.8 million, net of tax) for bridge financing fees, of which, $27.3 million ($17.2 million, net of tax) for call premiums, and $18.3 million ($11.5 million, net of tax) for the write-off of deferred financing fees were incurred during the three months ended March 31, 2003. Net income in 2002 includes the amounts described in (a) above and includes a charge of $11.2 million ($7.1 million, net of tax) consisting of $7.1 million of fixed-swap unwind costs and $4.1 million of deferred financing and other costs associated with the refinancing of our term debt. Net income in 2000 includes the amounts in (a) above and a $23.6 million ($14.9 million, net of tax) write-down of investments in certain Internet-related ventures.

Selected Historical Financial Data of Apogent

       The selected historical financial data of Apogent has been derived from the audited historical consolidated financial statements and related notes of Apogent for each of the fiscal years in the five-year period ended September 30, 2003 and the unaudited historical consolidated financial statements and related notes of Apogent for the six months ended March 31, 2004 and March 31, 2003. The historical data is only a summary, and you should read it in conjunction with the historical financial statements and related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the annual and quarterly reports of Apogent which have been incorporated by reference into the registration statement of which this prospectus is a part. See “Where You Can Find More Information” beginning on page 84 of this prospectus.

	Six Months Ended
	March 31,		Year Ended September 30,

	2004	2003	2003	2002	2001(a)	2000	1999(a)

	(In millions, except per share amounts or otherwise indicated)
Consolidated Statement of Operations Data:
Net Sales	$576.6	$534.4	$1,097.5	$1,027.9	$938.8	$843.6	$696.6
Operating income	116.9	115.8	234.1	247.9	211.0	183.5	161.1
Income from continuing operations(c)	62.5	59.7	82.4	130.2	99.3	81.0	89.7
Discontinued operations, net of income taxes	0.1	(87.3)	(94.1)	(9.0)	(3.4)	47.3	52.8
Net income (loss)(b)	62.7	(27.6)	(11.7)	121.1	95.9	128.3	142.5
Share Data:
Basic earnings per common share from continuing operations	$0.70	$0.57	$0.82	$1.22	$0.94	$0.77	$0.87
Discontinued operations	—	(0.83)	(0.94)	(0.08)	(0.03)	0.45	0.51

Basic earnings (loss) per common share	$0.70	$(0.26)	$(0.12)	$1.14	$0.91	$1.23	$1.38

Diluted earnings per common share from continuing operations	$0.68	$0.56	$0.81	$1.20	$0.92	$0.76	$0.84
Discontinued operations	—	(0.82)	(0.93)	(0.08)	(0.03)	0.44	0.50

Diluted earnings (loss) per common share	$0.69	$(0.26)	$(0.12)	$1.11	$0.89	$1.20	$1.34

Weighted average basic shares outstanding	89.6	104.9	100.4	106.5	105.5	104.6	103.4
Weighted average diluted shares outstanding	91.3	105.9	101.2	108.7	108.1	106.8	106.6
Consolidated Balance Sheet Data (at end of period):
Working capital	$310.2	$293.7	$284.7	$230.1	$150.4	$269.4	$268.1
Total assets	2,015.3	1,984.7	1,950.0	2,036.1	1,828.1	1,792.4	1,540.0
Long-term debt	912.5	697.5	892.0	635.0	583.8	649.4	591.8

(a)	Includes restructuring charges of approximately $5.3 million, $0.3 million, $13.5 million, $6.9 million, $0.6 million, $10.2 million and $0.2 million during the six months ended March 31, 2004 and 2003 and the years ended September 30, 2003, 2002, 2001, 2000 and 1999, respectively.

(b)	Net income includes the charges described in (a) above and approximately $0.1 million, net of tax, during the six months ended March 31, 2004 and $41.0 million, net of tax, during the year ended September 30, 2003 related to the loss on the extinguishment of debt and settlement of a securities lending agreement.

(c)	Amounts previously presented as extraordinary items during the year ended September 30, 2001 ($2.1 million net of tax) and the year ended September 30, 1999 ($17.2 million net of tax) have been reclassified to continuing operations in accordance with Statement of Financial Accounting Standards No. 145.

Summary Unaudited Pro Forma Combined Financial Information

       The table below presents summary unaudited pro forma combined financial information from the Fisher and Apogent unaudited pro forma combined financial statements included herein. The unaudited pro forma combined statement of operations for the three months ended March 31, 2004 combines the historical financial statements of Fisher and Apogent for the period and gives effect to the merger as if it occurred on the first day of the period presented. The unaudited pro forma combined statement of operations for the year ended December 31, 2003 combines the historical financial statements of Fisher for the year ended December 31, 2003 with the historical financial statements of Apogent for its fiscal year ended September 30, 2003, adjusted to include the three-month period ended December 31, 2003 and exclude the three-month period ended December 31, 2002, and gives effect to the merger as if it occurred on the first day of the period presented. The unaudited pro forma combined balance sheet as of March 31, 2004 combines the historical consolidated balance sheets of Fisher and Apogent as of that date and gives effect to the merger as if it had occurred on March 31, 2004. The unaudited pro forma combined financial information is based on the estimates and assumptions set forth in the notes to such statements, which are preliminary and have been made solely for the purposes of developing such pro forma information. The unaudited pro forma combined financial information does not purport to be indicative of the results of operations or financial position of the combined company that would actually have been achieved had the transaction been completed for the period or as of the date presented, or that may be obtained in the future. This information should be read in conjunction with the unaudited pro forma combined financial statements and related notes and the historical financial statements and related notes of Fisher and Apogent included in or incorporated by reference into the registration statement of which this prospectus is a part.

	Pro Forma	Pro Forma
	Three Months	Year Ended
	Ended	December 31,
	March 31, 2004	2003

	(In millions, except	(In millions, except
	per share	per share
	amounts)	amounts)
Statement of Operations Data:
Sales	$1,266.6	$4,519.7
Operating income	127.7	478.6
Income from continuing operations	66.7	152.5
Share Data:
Income per common share from continuing operations:
Basic	$0.59	$1.43
Diluted	0.55	1.35
Weighted average common shares outstanding:
Basic	113.9	106.8
Diluted	120.5	112.7

Pro Forma
as of
March 31, 2004

(In millions)
Balance Sheet Data:
Working capital	$733.5
Total assets	7,316.0
Long-term debt	2,546.7

Equivalent and Comparative Per Share Information

We present below per common share data regarding the income and book value of Fisher and Apogent on both historical and unaudited pro forma combined bases and on a per share equivalent unaudited pro forma combined basis for Apogent. We have derived the unaudited pro forma combined per share information from the unaudited pro forma combined financial statements presented elsewhere in this prospectus. You should read the information below in conjunction with the financial statements and accompanying notes of Fisher and Apogent that are incorporated by reference in this prospectus and with the unaudited pro forma combined information included under the section entitled “Unaudited Pro Forma Combined Financial Statements.”

	Three Months Ended	Year Ended
	March 31, 2004	December 31, 2003

Fisher
Historical per share data:
Net income per share:
Basic	$0.54	$1.38
Diluted	$0.51	$1.29
Book value per share(a)	$9.82	$9.13

	Three Months Ended	Six Months Ended	Fiscal Year Ended
	March 31, 2004	March 31, 2004	September 30, 2003

Apogent
Historical per share data:
Income per common share from continuing operations:
Basic	$0.39	$0.70	$0.82
Diluted	$0.38	$0.68	$0.81
Book value per share(a)	$8.29	$8.29	$7.87

Three Months Ended
March 31, 2004

Unaudited Pro Forma Combined
Pro Forma Combined Per Share Data:
Income per common share from continuing operations:
Basic	$0.59
Diluted(c)	$0.55
Income per common share from continuing operations per equivalent Apogent share(b):
Basic	$0.33
Diluted	$0.31
Book value per share(a)	$29.70
Book value per equivalent Apogent share(b)	$16.63

(a)	The historical book value per share is computed by dividing stockholders’ equity by the number of shares of common stock outstanding on March 31, 2004 for Fisher and Apogent, on December 31, 2003 for Fisher and September 30, 2003 for Apogent. The pro forma combined book value per share is computed by dividing pro forma stockholders’ equity by the pro forma number of shares of common stock outstanding.

(b)	The Apogent equivalent pro forma combined per share amounts are calculated by multiplying the Fisher and Apogent pro forma combined per share amounts by the exchange ratio of .56.

(c)	The unaudited pro forma diluted net income per common share from continuing operations does not give effect to 11.3 million shares of Fisher common stock, which would be issuable if Apogent’s convertible debt securities are converted.

Comparative Stock Prices and Dividends

The table below presents the NYSE closing market price for Fisher common stock, as reported on the NYSE Composite Transactions Tape under the symbol “FSH,” and Apogent common stock, as reported on the NYSE Composite Transactions Tape under the symbol “AOT,” and the market value of a share of Apogent common stock on an equivalent per share basis. These prices are presented as of each of the following dates:

•	March 16, 2004, the last trading day before the public announcement of the signing of the merger agreement; and

•	July 30, 2004, the latest practicable date before the date of this prospectus.

			Apogent
	Fisher	Apogent	Equivalent
	Common Stock	Common Stock	Per Share(1)

March 16, 2004	$52.32	$27.78	$29.30
July 30, 2004	$58.20	$32.50	$32.59

(1)	The equivalent per share data for Apogent common stock has been determined by multiplying the closing market price of a share of Fisher common stock on each of the dates listed above by the exchange ratio of .56.

Neither Fisher nor Apogent has paid a cash dividend on its common stock during the last five fiscal years.

RISK FACTORS

       You should consider carefully the following risk factors and all of the information set forth and incorporated by reference in this prospectus including, but not limited to, Apogent’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and Fisher’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as amended by the Annual Report on Form 10-K/A filed on May 13, 2004 before tendering your Old 2.25% CODES in exchange for New 2.25% Debentures which will be convertible into Fisher common stock after the proposed merger.

       The risk factors set forth below, other than those that discuss the consequences of failing to exchange your Old 2.25% CODES in the exchange offer or as otherwise noted, are applicable to both the Old 2.25% CODES and the New 2.25% Debentures issued in the exchange offer.

       Any of these risks could materially adversely affect Apogent and/or Fisher’s business, financial condition, results of operations and prospects, which could in turn materially adversely affect the price of the New 2.25% Debentures and the Fisher common stock issuable upon conversion of the New 2.25% Debentures.

Risks Relating to the New 2.25% Debentures

Apogent and Fisher’s substantial indebtedness could adversely affect their financial health and prevent them from fulfilling their obligations under the New 2.25% Debentures.

       Apogent and Fisher both have now and will continue to have a significant amount of indebtedness. On March 31, 2004, Apogent had total consolidated long-term debt of $912.5 million, including $300 million outstanding principal amount of Old 2.25% CODES, $345 million outstanding principal amount of the Old Floating Rate CODES and $250 million outstanding principal amount of 6 1/2% senior subordinated notes. As of March 31, 2004, Apogent had the ability to incur $232 million of additional indebtedness under its existing credit agreement. Fisher expects to enter into a new credit facility prior to, or contemporaneously with, the consummation of the merger. Fisher intends to use a portion of the proceeds of the new credit facility to repay its existing credit facility and the existing Apogent credit agreement and terminate both facilities.

       As of March 31, 2004, Fisher had total long-term debt of $1.63 billion and the ability to incur an additional aggregate amount of $388.7 million under its existing accounts receivable securitization facility and revolving credit facility. Further borrowing under those facilities or incurring any other additional indebtedness would likely increase its leverage and the risks therefrom. Fisher’s debt agreements permit it to incur or guarantee additional indebtedness, subject to limitations set forth in those agreements.

       As of March 31, 2004, on a pro forma basis to give effect to the merger, the termination of Apogent and Fisher’s existing credit facilities, the execution of Fisher’s new credit facility, the combined company would have had total debt of $2,805.5 million and the ability to incur $780.3 million of additional indebtedness.

       As of March 31, 2004, Apogent had approximately:

•	$250 million of its 6 1/2% senior subordinated debt (all of which was guaranteed by certain Apogent subsidiaries) to which the New 2.25% Debentures would have ranked senior in right of payment

•	$652.1 million of senior unsecured debt (all of which was guaranteed by certain Apogent subsidiaries) outstanding and $348.5 million of other senior unsecured liabilities, including trade payables, outstanding (of which $268.8 million was guaranteed by certain Apogent subsidiaries), to which the New 2.25% Debentures would have ranked equally in right of payment; and

•	$24.1 million of senior secured indebtedness to which the New 2.25% Debentures would have ranked junior in right of payment;

       in each case without giving effect to the future Fisher guarantee.

       As of March 31, 2004, Apogent’s subsidiaries had outstanding approximately $203.5 million of debt and other liabilities (including trade payables and estimated income taxes payable, but excluding guarantees by certain of Apogent’s subsidiaries of $902.0 million of Apogent’s then outstanding senior and senior subordinated debt) to which the New 2.25% Debentures would have been structurally subordinated.

       Had the New 2.25% Debentures been outstanding on March 31, 2004, on a pro forma basis to give effect to the proposed merger, the termination of Apogent and Fisher’s existing credit facilities and the execution of Fisher’s new credit agreement, the New 2.25% Debentures would have ranked effectively junior in right of payment to approximately $416.3 million of senior secured indebtedness of the combined company and equal in right of payment to $952.1 million of senior unsecured indebtedness of the combined company, in each case without giving effect to the future Fisher guarantee. Going forward, certain subsidiaries of Fisher will guarantee Fisher’s new credit facility, but will not guarantee the New 2.25% Debentures.

       The substantial indebtedness of Fisher and Apogent could have important consequences to you. For example, it could:

•	make it more difficult for Apogent to satisfy its obligations with respect to the New 2.25% Debentures;

•	increase their vulnerability to general adverse economic and industry conditions;

•	reduce the availability of their cash flow to fund working capital, capital expenditures, research and development efforts, program investment efforts, and other general corporate needs;

•	limit their flexibility in planning for, or reacting to, changes in their business and the industry in which they operate;

•	place them at a competitive disadvantage compared to their competitors with less debt;

•	expose them to the risk of increased interest rates because some of their debt has variable interest rates; and

•	limit their ability to borrow additional funds.

       Any default under the agreements governing Apogent’s outstanding indebtedness and the remedies sought by the holders of such indebtedness could make Apogent unable to pay principal and interest on the New 2.25% Debentures and, as a result, substantially decrease the market value of the New 2.25% Debentures. A similar default under Fisher’s new credit facility or the agreements governing Fisher’s currently outstanding indebtedness could make Fisher unable to satisfy its obligations under any guarantee of the New 2.25% Debentures.

Despite current indebtedness levels, Apogent, Fisher and their respective subsidiaries may still be able to incur substantially more debt, which could further exacerbate the risks associated with their substantial leverage.

       Apogent, Fisher and their respective subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture pursuant to which the New 2.25% Debentures will be issued do not restrict subsidiaries from incurring additional indebtedness. The covenants under the revolving credit facility that Fisher expects to enter into prior to, or contemporaneously with, the consummation of the proposed merger may limit its capacity for additional borrowings. If new indebtedness is incurred by Apogent, Fisher and their subsidiaries, the leverage-related risks that they now face would be exacerbated.

Apogent’s ability to service its indebtedness depends on its receipt of funds from its subsidiaries. Restrictions on Apogent’s subsidiaries ability to loan or distribute funds to Apogent could adversely affect Apogent’s subsidiaries’ ability to service indebtedness.

       Apogent is organized as a holding company, with all of its net sales generated through its subsidiaries. Consequently, its operating cash flow and ability to service indebtedness depend in part upon the operating cash flow of Apogent’s subsidiaries’, including foreign subsidiaries, and the payment of funds by them to Apogent in the form of loans, dividends or otherwise. Apogent’s subsidiaries’ ability to pay dividends and make loans, advances and other payments to Apogent depends upon any statutory or other contractual restrictions that apply or may in the future apply, which may include requirements to maintain minimum levels of working capital and other assets. Similar considerations will apply to Fisher’s organization as a holding company with respect to its future guarantee of the New 2.25% Debentures.

Apogent’s ability to generate cash depends on many factors beyond its control, including economic, financial and competitive conditions and its inability to generate cash would limit its ability to service its debt, force it to reduce or delay capital expenditures or sell assets, or otherwise adversely affect its operations and the value of the New 2.25% Debentures.

       Apogent’s ability to make payments on and to refinance its indebtedness, including the New 2.25% Debentures, and to fund planned capital expenditures, program investment efforts, and research and development efforts will depend on its ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory, and other factors that are beyond Apogent’s control.

       Apogent cannot assure you that its business will generate sufficient cash flow from operations, or that future borrowings will be available to it to enable it to pay its indebtedness or to fund other liquidity needs. In addition, Apogent may need to refinance all or a portion of its indebtedness, including these New 2.25% Debentures, on or before maturity. Apogent cannot assure you that it will be able to refinance any of its indebtedness on commercially reasonable terms or at all.

       If Apogent’s cash flows and capital resources are insufficient to fund its debt service obligations, it may be forced to reduce or delay capital expenditures, sell assets, seek additional capital, or seek to restructure or refinance its indebtedness, including the New 2.25% Debentures. These alternative measures may not be successful and may not permit Apogent to meet its scheduled debt service obligations. In the absence of such operating results and resources, Apogent could face substantial liquidity problems and might be required to sell material assets or operations to attempt to meet its debt service and other obligations. Apogent’s borrowing agreements restrict its ability to sell assets and use the proceeds from the sales. Apogent may not be able to consummate those sales or to obtain the proceeds which it could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. Similar considerations will apply to Fisher’s organization as a holding company with respect to its future guarantee of the New 2.25% Debentures.

The New 2.25% Debentures do not contain certain restrictive covenants that would protect holders of New 2.25% Debentures upon the occurrence of several kinds of transactions, including a change of control.

       The indenture under which the New 2.25% Debentures will be issued will not contain restrictive covenants that would protect you from several kinds of transactions that may adversely affect you as a holder of a New 2.25% Debentures. In particular, the indenture will not contain covenants that limit Apogent’s ability to pay dividends or make distributions on or redeem its capital stock or limit its ability to incur additional indebtedness and, therefore, protect you in the event of a highly leveraged transaction or other similar transaction. In addition, the requirement that Apogent offer to repurchase the New 2.25% Debentures upon a change of control of Fisher or, in certain circumstances, Apogent is limited to the transactions specified in the definition of a “change of control” under “Description of New 2.25% Debentures — Repurchase at Option of Holders — Change of Control Put.” For example, a change of control will not be deemed to have occurred if, among other things, at least 90% of the consideration in the transaction otherwise constituting a change of control consists of shares of common stock that are traded or to be traded immediately following such transaction on a national securities exchange or The Nasdaq National Market and, as a result of the transaction, the New 2.25% Debentures become convertible solely into such common stock and associated rights. Therefore, the proposed merger, pursuant to which Apogent will become a wholly owned subsidiary of Fisher, would not be considered a “change of control” that would require Apogent to offer to repurchase the New 2.25% Debentures. Accordingly, Apogent or Fisher could enter into certain transactions, such as acquisitions, refinancings or a recapitalization, that could substantially affect their capital structures and the value of Fisher’s common stock but would not constitute a change of control.

Apogent or Fisher’s ability to repurchase the New 2.25% Debentures with cash upon a change of control of Fisher or, in certain circumstances, of Apogent may be limited by the insufficiency of cash or other financial resources available at that time.

       In certain circumstances involving a change of control, you may require Apogent to repurchase all or a portion of your New 2.25% Debentures to the extent set forth in this prospectus. If a change in control were to occur, there can be no assurance that, if required, Apogent, or Fisher as guarantor, will have sufficient cash or other financial resources at that time or would be able to arrange financing to pay the repurchase price of the New 2.25% Debentures in cash. Their ability to repurchase the New 2.25% Debentures in that event may be limited by law, by the indenture, by the terms of other agreements relating to Apogent’s or Fisher’s senior debt and by indebtedness and agreements that Apogent or Fisher may enter into in the future which may replace, supplement or amend their existing or future debt. If a change in control occurs at a time when Apogent, or Fisher as guarantor, is prohibited from repurchasing or redeeming the New 2.25% Debentures, Apogent or Fisher, as applicable, could seek the consent of lenders to allow Apogent, or Fisher as guarantor, to repurchase the New 2.25% Debentures or could attempt to refinance the borrowings that contain such a prohibition. If Apogent or Fisher, as applicable, does not obtain a consent or refinance these borrowings, Apogent, or Fisher, as guarantor, could remain prohibited from repurchasing the New 2.25% Debentures. In addition, failure to repurchase the New 2.25% Debentures would constitute an event of default under the indenture for the New 2.25% Debentures and would constitute a default under the terms of Apogent’s Old 2.25% CODES, Old Floating Rate CODES, 6 1/2% senior subordinated Notes and any New Floating Rate Debentures issued in that exchange offer and Fisher’s new credit facility and certain of its outstanding senior and senior subordinated indebtedness.

There may not be a liquid market for the New 2.25% Debentures, and you may not be able to sell your New 2.25% Debentures at attractive prices or at all.

       The New 2.25% Debentures are a new issue of securities for which there is currently no public trading market. Apogent does not intend to apply for their listing on any securities exchange or their inclusion in The Nasdaq Stock Market. Apogent and Fisher have been informed by Goldman, Sachs & Co. that it intends to make a market in the New 2.25% Debentures after this exchange offer. However, Goldman, Sachs & Co. may cease its market-making activity at any time at its sole discretion. Accordingly, neither Apogent nor Fisher can predict whether an active or liquid trading market for the New 2.25% Debentures will develop or will be sustained. If an active market for the New 2.25% Debentures fails to develop or be sustained, the trading price of the New 2.25% Debentures could fall. The trading price of the New 2.25% Debentures will depend on many factors, including:

•	prevailing interest rates and interest rate volatility;

•	the markets for similar securities;

•	the financial condition, results of operations and prospects of Apogent and Fisher;

•	the publication of earnings estimates or other research reports and speculation in the press or investment community;

•	changes in Apogent or Fisher’s industry and competition; and

•	general market and economic conditions.

       As a result, neither Apogent nor Fisher can assure you that you will be able to sell the New 2.25% Debentures at attractive prices or at all. In addition the ability to receive contingent interest, as well as the conversion Rights on the Old 2.25% CODES and the New 2.25% Debentures may be limited by a thin trading market. Since the right to receive contingent interest on both the Old 2.25% CODES and the New 2.25% Debentures is triggered only when the trading price of the Old 2.25% CODES or New 2.25% Debentures, respectively, exceeds 120% of the principal amount of the Old 2.25% CODES or New 2.25% Debentures in specified trading periods, and the conversion rights become effective if the price of the Old 2.25% CODES or the New 2.25% Debentures, respectively, falls below 97% of the conversion value in specified trading periods, the absence of an active or liquid trading market may limit the occurrence of the contingent interest right trigger and the conversion rights trigger.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to the New 2.25% Debentures, if any, could cause the liquidity or market value of the New 2.25% Debentures to decline significantly.

       Apogent expects to receive ratings of the New 2.25% Debentures by Standard & Poor’s and Moody’s which may be in effect as of the date of the issuance of the New 2.25% Debentures and may be lower than the ratings currently assigned to the Old 2.25% CODES. Neither Apogent nor Fisher can assure you that the ratings, when assigned, will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if in that rating agency’s judgment future circumstances relating to the basis of the rating, such as adverse changes in Apogent’s business, so warrant.

The New 2.25% Debentures and the future Fisher guarantee of the New 2.25% Debentures will be unsecured and effectively subordinated to any secured debt of Apogent and Fisher.

       The New 2.25% Debentures and the future Fisher guarantee will not be, and, to the extent that any of Apogent’s subsidiaries guarantee the New 2.25% Debentures in the future, any such Apogent subsidiary guarantee would not be, secured by any of Apogent or Fisher’s assets or those of their subsidiaries. As a result, the New 2.25% Debentures and the future Fisher guarantee will be, and any Apogent subsidiary guarantee would be, effectively subordinated to any secured debt that Apogent, Fisher (at the time of its guarantee) and any Apogent subsidiary guarantor (at the time of any such subsidiary guarantee) may incur to the extent of the value of the assets securing such debt. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of Apogent or Fisher’s secured debt or the debt of any Apogent subsidiary guarantors may assert rights against the secured assets in order to receive full payment of their debt before the assets may be used to pay the holders of the New 2.25% Debentures. On March 31, 2004, Fisher had secured debt of $391.8 million.

Your claims will be effectively subordinated to all of the existing and future creditors of Apogent’s subsidiaries.

       In the event of a bankruptcy, liquidation, or reorganization of any of Apogent’s subsidiaries, holders of their indebtedness and trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets of the subsidiaries are made available for distributions to Apogent. As of March 31, 2004, these subsidiaries had outstanding approximately $203.5 million of debt and other liabilities, including trade payables and estimated income taxes payable, but excluding guarantees by certain of Apogent’s subsidiaries of $902.0 million of Apogent’s senior and senior subordinated debt.

The future Fisher guarantee of Apogent’s obligations under the New 2.25% Debentures will be effectively subordinated to all of the existing and future creditors of Fisher’s subsidiaries, other than Apogent.

       In the event of a bankruptcy, liquidation, or reorganization of any of Fisher’s subsidiaries, holders of their indebtedness and trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets of the subsidiaries are made available for distributions to Fisher. As of March 31, 2004, Fisher’s subsidiaries had $27.6 million of indebtedness and other liabilities outstanding. In addition, subsidiaries of Fisher guarantee debt under the existing Fisher credit facility with a total borrowing capacity of $550 million, comprised of $360 million of term loans and $190 million of revolver loans, of which $360 million of term loans was outstanding as of March 31, 2004.

The guarantees may be unenforceable due to fraudulent conveyance statutes. Accordingly, you could have no claim against the guarantors.

       The future Fisher guarantee and, to the extent that any of Apogent’s subsidiaries guarantee the New 2.25% Debentures in the future, any such Apogent subsidiary guarantee could be subject to review under United States federal bankruptcy law and comparable provisions of state fraudulent conveyance laws in bankruptcy or similar proceedings. Although laws differ among various jurisdictions, a court could, under current fraudulent conveyance laws, subordinate or avoid the guarantees if it found that the guarantees were incurred with actual intent to hinder, delay, or defraud creditors, or the guarantor was a defendant in an action for money damages or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied, or the guarantor did not receive fair consideration or reasonably equivalent value for the guarantees, and that the guarantor:

•	was insolvent or rendered insolvent by reason of the issuance of the guarantees;

•	was engaged or was about to engage in a business or transaction for which the remaining assets of the guarantor constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay debts as they matured.

       If a court voided the future Fisher guarantee or any such Apogent subsidiary guarantee, as the result of a fraudulent conveyance, or held it unenforceable for any other reason, holders of the New 2.25% Debentures would cease to have a claim against Fisher or such Apogent subsidiary guarantor, as the case may be, based on the guarantee and would be creditors only of Apogent and any guarantor whose guarantee was not similarly held unenforceable.

       Apogent cannot assure you that a court would conclude that the future Fisher guarantee or, to the extent that any of Apogent’s subsidiaries guarantee the New 2.25% Debentures in the future, any such Apogent subsidiary guarantee would be for proper purposes and in good faith. After giving effect to the issuance of the New 2.25% Debentures and the future Fisher guarantee or any Apogent subsidiary guarantees, Apogent also cannot assure you that a court would conclude that Apogent, Fisher or any subsidiary guarantors would, as applicable, be solvent and will continue to be solvent, will have sufficient capital for carrying on their respective businesses and will be able to pay their debts as they become absolute and mature.

If Apogent’s Exchange Act reporting obligations are terminated or suspended, that may have an adverse effect on the market price of the New 2.25% Debentures.

       Apogent intends to take steps to terminate or suspend its Exchange Act reporting obligations shortly after its fiscal year ending September 30, 2004. If and when Apogent ceases to have an obligation to file periodic and other reports with the SEC, the information available to holders of the New 2.25% Debentures regarding Apogent’s financial condition and results of operations would be reduced. This could have an adverse effect on the market price of the New 2.25% Debentures. After Apogent’s Exchange Act reporting obligations are terminated or suspended and Fisher guarantees the New 2.25% Debentures, holders of Old 2.25% CODES and New 2.25% Debentures alike will only have access to financial information of Fisher and its subsidiaries, which will include Apogent after the proposed merger, on a consolidated basis, contained in Fisher’s Exchange Act filings.

Apogent is subject to risk of product liability and other litigation which could adversely affect its financial condition and results of operations and, therefore, adversely affect the value of the New 2.25% Debentures.

       Apogent is subject to the risks of claims involving its products (including those of businesses Apogent no longer owns) and other legal and administrative proceedings, including the expense of investigating, litigating, and settling any claims. Although Apogent currently maintains insurance against some of these risks, uninsured losses, which may be material, could adversely affect its financial condition and results of operations and, therefore, adversely affect the value of the New 2.25% Debentures.

Fisher may incur unexpected costs associated with compliance with environmental regulations and this could adversely affect its results of operations and the value of the New 2.25% Debentures.

       A number of Fisher’s domestic and international operations involve and have involved the handling, transportation, manufacture, use or sale of substances that are or could be classified as toxic or hazardous substances. Some risk of environmental damage is inherent in Fisher’s operations and the products it manufactures, sells or distributes. Fisher has been named as a potentially responsible party for environmental contamination associated with various sites. Fisher is currently implementing remedial measures at some of its facilities, including two of its facilities in New Jersey. Fisher has established reserves in the amount of $31.4 million as of March 31, 2004 for the potential costs of this remediation based on several factors, including management’s knowledge and experience and reports from environmental specialists. However, Fisher’s actual costs may exceed those reflected in its reserves. In addition, future environmental damage resulting from Fisher’s operations may occur, the costs of which may harm its business. Fisher may also be liable for third party infringement claims in addition to primary liability. Future events, including changes in existing laws and regulations or changes in the manner or method of enforcement of such laws, identification of unknown conditions and the development of new remediation techniques and the circumstances of third parties who may be jointly or severally liable for damage may also give rise to additional costs which could adversely affect Fisher’s business.

The United States federal income tax consequences of the exchange of Old 2.25% CODES for New 2.25% Debentures are unclear.

       The law is unclear as it would apply to the exchange of the Old 2.25% CODES for New 2.25% Debentures and therefore counsel is unable to render an opinion that such exchange should not result in an “exchange” for United States federal income tax purposes. Nevertheless, we intend to treat the exchange of the Old 2.25% CODES for New 2.25% Debentures as not resulting in an “exchange” for United States federal income tax purposes. Because there is no authority directly on point, there can be no assurance that the IRS will not challenge our intended treatment of the exchange. If the IRS successfully asserted that the exchange resulted in an “exchange” of Old 2.25% CODES for New 2.25% Debentures for United States federal income tax purposes, although the matter is not free from doubt, a holder generally should not recognize any gain or loss as a result of the exchange. The New 2.25% Debentures, however, would likely not be treated as contingent payment debt instruments for United States federal income tax purposes. In such event, the treatment for United States federal income tax purposes of the New 2.25% Debentures may differ, in certain circumstances, from that of the Old 2.25% CODES.

Consequences of Failure to Exchange

After the consummation of the exchange offer there will likely be a limited trading market for the Old 2.25% CODES which could affect the market price of Old 2.25% CODES.

       To the extent that Old 2.25% CODES are tendered and accepted for exchange pursuant to the exchange offer, the trading market for Old 2.25% CODES that remain outstanding after the exchange offer is likely to be significantly more limited than it is at present. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than would a comparable debt security with a larger float. Therefore, the market price for Old 2.25% CODES that are not tendered and accepted for exchange pursuant to the exchange offer may be affected adversely to the extent that the principal amount of the Old 2.25% CODES exchanged pursuant to the exchange offer reduces the float. A reduced float may also make the trading price of Old 2.25% CODES that are not exchanged in the exchange offer more volatile.

Fisher does not intend to guarantee the Old 2.25% CODES and, therefore, holders of Old 2.25% CODES will not have recourse to Fisher’s assets and may receive Fisher common stock upon conversion that is not freely transferrable under the securities laws.

       Fisher does not intend to guarantee the Old 2.25% CODES. Holders who do not tender their Old 2.25% CODES will not have the benefit of any guarantee of the New 2.25% Debentures by Fisher. Accordingly, any Fisher common stock issuable upon the conversion of Old 2.25% CODES would not be freely transferable under the securities laws unless an exemption from registration under the Securities Act is available. In addition, holders of Old 2.25% CODES will not have recourse to the assets of Fisher or its direct or indirect subsidiaries, other than Apogent, for the satisfaction of Apogent’s payment obligations under the Old 2.25% CODES.

Risks Relating to the Proposed Merger

The combined company may be unable to integrate successfully the businesses of Fisher and Apogent and realize the anticipated benefits of the merger.

       The merger of Fisher and Apogent involves the combination of two companies which currently operate as independent public companies. The combined company will be required to devote significant management attention and resources to integrating its business practices and operations. Potential difficulties the combined company may encounter in the integration process include the following:

•	the inability of the combined company to achieve the cost savings and operating synergies anticipated in the merger, including synergies relating to increased purchasing efficiencies and a reduction in costs associated with the consolidation of operations of the two companies;

•	lost sales and customers as a result of certain customers of either of the two companies deciding not to do business with the combined company;

•	complexities associated with managing the combined businesses, coupled with those of consolidating multiple physical locations where management may determine consolidation is desirable;

•	integrating personnel from diverse corporate cultures while maintaining focus on providing consistent, high quality products and customer service;

•	potential unknown liabilities and increased costs associated with the merger; and

•	performance shortfalls at one or both of the two companies as a result of the diversion of management’s attention to the merger.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the combined company’s business and/or the loss of key personnel, many of whom have proprietary information. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have an adverse effect on the business and financial results of the combined company after the merger.

       Due to legal restrictions, Fisher and Apogent have been able to conduct only limited planning regarding the integration of the two companies following the merger and have not yet determined the exact nature in which the operations and businesses of the two companies will be combined after the merger. The actual integration may result in additional and unforeseen expenses or delays, and the anticipated benefits of such integration plans may not be realized.

FORWARD-LOOKING STATEMENTS

       This prospectus includes or incorporates by reference forward-looking statements, including without limitation the statements under “Prospectus Summary” and “Risk Factors” herein and under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” in Apogent and Fisher’s respective periodic filings with the SEC which are incorporated by reference herein. The words “believe,” “anticipate,” “plan,” “expect,” “intend,” “estimate,” and similar expressions are intended to identify forward-looking statements. Apogent and Fisher have based their forward-looking statements on their current expectations and projections about future events. Although Apogent and Fisher believe that their assumptions made in connection with the forward-looking statements are reasonable, there can be no assurances that the assumptions and expectations will prove to have been correct. All forward-looking statements reflect Apogent and Fisher’s present expectations of future events and are subject to a number of important assumptions, factors, and risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Factors that could cause actual results to differ materially include, among others:

•	the effects of domestic and international economic and business conditions on Apogent and Fisher’s businesses;

•	Apogent and Fisher’s outstanding indebtedness and leverage, and the restrictions imposed by their indebtedness;

•	risks from rapid technological change and new product introductions;

•	changes in customer purchasing patterns;

•	competitive factors;

•	failure to consummate the proposed merger as currently contemplated;

•	transitional challenges associated with the proposed merger and other acquisitions;

•	the cyclical nature of some of the industries and markets into which Apogent and Fisher sell their products;

•	Apogent and Fisher’s dependence upon key distributors and manufacturers;

•	possible disruption of Apogent and Fisher’s manufacturing operations from labor unrest, shortages of critical materials, or other causes;

•	regulatory and litigation risks; and

•	the other factors described under the caption “Risk Factors” in this prospectus.

       All forward-looking statements included in this prospectus are based on information available to Apogent and Fisher on the date of this prospectus and forward-looking statements incorporated by reference to their past and future filings with the SEC are or will be based on information available to Apogent and Fisher on the dates of those filings. Apogent and Fisher undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. All subsequent written and oral forward-looking statements attributable to Apogent and Fisher or persons acting on their behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus. Any forward-looking statements made in connection with the exchange offer are not, and have not been, protected under the Private Securities Litigation Reform Act of 1995.

USE OF PROCEEDS

       Neither Apogent nor Fisher will receive any proceeds from the exchange offer.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES OF APOGENT

       The following table sets forth the historical consolidated ratio of earnings to fixed charges for Apogent for the periods indicated:

	Six Months
	Ended		Year Ended September 30,
	March 31,
	2004		2003		2002		2001		2000		1999

Ratio of earnings to fixed charges(1)	5.6	x	3.2	x	5.2	x	4.1	x	3.5	x	4.3	x

(1)	The ratio of earnings to fixed charges is computed by dividing income from continuing operations before income taxes, plus fixed charges, by fixed charges.

       Fixed charges consist of interest expense, amortization of deferred financing fees and an estimate of interest within rental expense.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES OF FISHER

       The following table sets forth the historical consolidated ratio of earnings to fixed charges for Fisher for the periods indicated:

	Three Months
	Ended	Year Ended December 31,
	March 31,
	2004	2003	2002	2001	2000	1999

Ratio of earnings to fixed charges(1)	3.0x	2.1x	2.5x	1.4x	1.4x	1.5x

(1)	For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes and before adjustment for losses from equity investments plus fixed charges. Fixed charges consist of interest charges, amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense that Fisher believes to be representative of interest.

THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering the Old 2.25% CODES

       Subject to the terms and conditions described in this prospectus, Apogent will accept for exchange the Old 2.25% CODES that are validly tendered prior to the expiration time and not withdrawn as permitted below. As used herein, the term “expiration time” means 5:00 p.m., New York City time, on August 2, 2004. Apogent may, however, in its sole discretion, extend the period of time during which the exchange offer is open. Apogent intends to request that the registration statement be declared effective by the SEC before the expiration time. The term “expiration time” means the latest time and date to which the exchange offer is extended.

       As of July 26, 2004, $300 million principal amount of the Old 2.25% CODES were outstanding. This prospectus, together with the letter of transmittal, is being sent on or about the date hereof, to all holders of Old 2.25% CODES. No affiliates of Apogent beneficially own any of the outstanding Old 2.25% CODES. Apogent’s obligation to accept the Old 2.25% CODES for exchange pursuant to the exchange offer is subject to certain conditions as set forth under “— Conditions of the Exchange Offer.”

       Apogent expressly reserves the right, at any time, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any Old 2.25% CODES, by giving oral or written notice of such extension to the holders thereof as described below. Apogent will extend the duration of the exchange offer if and as required by applicable law, or if the registration statement of which this prospectus is a part is not declared effective by the SEC before the expiration time and the exchange offer is not terminated. In addition, Apogent may choose to extend the exchange offer in order to provide additional time for holders of the Old 2.25% CODES to tender their Old 2.25% CODES for exchange. During any such extension, all the Old 2.25% CODES previously tendered will remain subject to the exchange offer and may be accepted for exchange by Apogent.

       Any Old 2.25% CODES not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration time or termination of the exchange offer. The Old 2.25% CODES tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

       Apogent expressly reserves the right to amend or terminate the exchange offer, and not to accept for exchange any Old 2.25% CODES, upon the occurrence of any of the conditions of the exchange offer specified under “— Conditions of the Exchange Offer.” If Apogent considers an amendment to the exchange offer to be material, or if Apogent waives a material condition of the exchange offer, Apogent will promptly disclose the amendment or waiver in a prospectus supplement, and to the extent required by law, Apogent will extend the exchange offer for the applicable period required by law. Apogent will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Old 2.25% CODES promptly. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration time.

Procedures for Tendering Old 2.25% CODES

       The tender to Apogent of the Old 2.25% CODES by you as set forth below and Apogent’s acceptance of the Old 2.25% CODES will constitute a binding agreement between Apogent and you upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender the Old 2.25% CODES for exchange pursuant to the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal or, in the case of a book-entry transfer, an agent’s message in lieu of such letter of transmittal, to The Bank of New York, as exchange agent, at the address set forth below under “Exchange Agent” on or prior to the expiration time. In addition, either:

•	a timely confirmation of a book-entry transfer (a “book-entry confirmation”) of such Old 2.25% CODES, if such procedure is available, into the exchange agent’s account at the Depository Trust Company, or DTC, pursuant to the procedure for book-entry transfer described beginning on page 39 must be received by the exchange agent, prior to the expiration time, with the letter of transmittal or an agent’s message in lieu of such letter of transmittal, or

•	certificates for such Old 2.25% CODES must be received by the exchange agent along with the letter of transmittal.

       The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that Apogent may enforce such letter of transmittal against such participant.

       The method of delivery of the Old 2.25% CODES, letters of transmittal and all other required documents is at your election and risk. If such delivery is by regular U.S. mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or Old 2.25% CODES should be sent to Apogent.

       Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old 2.25% CODES surrendered for exchange are tendered:

•	by a holder of the Old 2.25% CODES who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an Eligible Institution (as defined below).

       In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (each such entity being hereinafter referred to as an “Eligible Institution”). If the Old 2.25% CODES are registered in the name of a person other than the signer of the letter of transmittal, the Old 2.25% CODES surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as Apogent determines in its sole discretion, duly executed by the registered holder with the signature thereon guaranteed by an Eligible Institution.

       Apogent in its sole discretion will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old 2.25% CODES tendered for exchange. Apogent reserves the absolute right to reject any and all tenders of any particular Old 2.25% CODES not properly tendered or to not accept any particular Old 2.25% CODES which acceptance might, in Apogent’s judgment or its counsel’s, be unlawful. Apogent also reserves the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular Old 2.25% CODES either before or after the expiration time (including the right to waive the ineligibility of any holder who seeks to tender the Old 2.25% CODES in the exchange offer). Apogent’s interpretation of the terms and conditions of the exchange offer as to any particular Old 2.25% CODES either before or after the expiration time (including the letter of transmittal and the instructions thereto) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of the Old 2.25% CODES for exchange must be cured within a reasonable period of time, as Apogent determines. Apogent is not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of the Old 2.25% CODES for exchange, and no one will be liable for failing to provide such notification.

       If the letter of transmittal is signed by a person or persons other than the registered holder or holders of the Old 2.25% CODES, such Old 2.25% CODES must be endorsed or accompanied by powers of attorney signed exactly as the name(s) of the registered holder(s) that appear on the Old 2.25% CODES.

       If the letter of transmittal or any Old 2.25% CODES or powers of attorneys are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by Apogent or the exchange agent, proper evidence satisfactory to Apogent of their authority to so act must be submitted with the letter of transmittal.

Exchange Fee

       Subject to the consummation of the exchange offer, if you validly tender your Old 2.25% CODES, and do not withdraw your tender prior to the expiration time, you will receive an exchange fee equal to 0.50% of the principal amount of the Old 2.25% CODES. If your Old 2.25% CODES are not received by the exchange agent prior to the expiration time, you will not receive the exchange fee.

       If the conditions to the consummation of the exchange offer, including the consummation of the proposed merger, are not satisfied or waived, the exchange offer will not be consummated and you will not receive the exchange or fee.

Acceptance of the Old 2.25% CODES for Exchange; Delivery of the New 2.25% Debentures

       Upon satisfaction or waiver of all of the conditions of the exchange offer, Apogent will accept, all Old 2.25% CODES properly tendered and issue the New 2.25% Debentures promptly after the expiration time. See “— Conditions of the Exchange Offer.” For purposes of the exchange offer, Apogent shall be deemed to have accepted validly tendered the Old 2.25% CODES for exchange if and when Apogent gives oral (confirmed in writing) or written notice to the exchange agent.

       The holder of Old 2.25% CODES accepted for exchange will receive New 2.25% Debentures in the aggregate principal amount equal to the aggregate principal amount of the surrendered Old 2.25% CODES. In all cases, issuance of New 2.25% Debentures for Old 2.25% CODES that are accepted for exchange will be made only after timely receipt by the exchange agent of:

•	certificates for such Old 2.25% CODES or a timely book-entry confirmation of such Old 2.25% CODES into the exchange agent’s account at DTC,

•	a properly completed and duly executed letter of transmittal or an agent’s message in lieu thereof, and

•	all other required documents.

       If any tendered Old 2.25% CODES are not accepted for any reason set forth in the terms and conditions of the exchange offer or if the Old 2.25% CODES are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old 2.25% CODES will be returned without expense to the tendering holder (or, in the case of the Old 2.25%

CODES tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry procedures described below, such non-exchanged Old 2.25% CODES will be credited to an account maintained with DTC) promptly after the expiration or termination of the exchange offer.

       Upon issuance of the New 2.25% Debentures at the consummation of the exchange offer, Apogent will pay tendering holders of Old 2.25% CODES any and all accrued but unpaid interest on the Old 2.25% CODES to, but excluding the date of issuance of the New 2.25% Debentures.

Book-Entry Transfers

       For purposes of the exchange offer, the exchange agent will request that an account be established with respect to the Old 2.25% CODES at DTC within two business days after the date of this prospectus, unless the exchange agent already has established an account with DTC suitable for the exchange offer. Any financial institution that is a participant in DTC may make book-entry delivery of the Old 2.25% CODES by causing DTC to transfer such Old 2.25% CODES into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of the Old 2.25% CODES may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent’s message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth under “— Exchange Agent” on or prior to the expiration time.

Withdrawal Rights

       You may withdraw your tender of the Old 2.25% CODES at any time prior to the consummation of the exchange offer. If you withdraw your tender of the Old 2.25% CODES prior to the expiration time, you will not receive the exchange fee.

       For a withdrawal of a tender to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth under “— Exchange Agent.” This notice must specify:

•	the name of the person having tendered the Old 2.25% CODES to be withdrawn,

•	the Old 2.25% CODES to be withdrawn (including the principal amount of such Old 2.25% CODES), and

•	where certificates for the Old 2.25% CODES have been transmitted, the name in which such Old 2.25% CODES are registered, if different from that of the withdrawing holder.

       If certificates for the Old 2.25% CODES have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution, unless such holder is an Eligible Institution. If the Old 2.25% CODES have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old 2.25% CODES and otherwise comply with the procedures of DTC.

       Apogent will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such notices. Any Old 2.25% CODES so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer.

       Any Old 2.25% CODES tendered for exchange but not exchanged for any reason will be returned to the holder without cost to such holder (or, in the case of the Old 2.25% CODES tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above, such Old 2.25% CODES will be credited to an account maintained with DTC for the Old 2.25% CODES) promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Old 2.25% CODES may be retendered by following one of the procedures described under “— Procedures for Tendering Old 2.25% CODES” above at any time prior to the expiration time. If you have previously validly tendered your Old 2.25% CODES, then you may exercise your withdrawal rights at any time prior to the consummation of the exchange offer. Properly withdrawn Old 2.25% CODES may be retendered by following one of the procedures described under “— Procedures for Tendering Old 2.25% CODES” above at any time on or prior to the expiration time.

Conditions of the Exchange Offer

       The exchange offer is subject to the registration statement covering the New 2.25% Debentures and any post-effective amendment thereto being declared effective under the Securities Act of 1933. The exchange offer is not being made to, and Apogent will not accept tenders of Old 2.25% CODES from, holders of Old 2.25% CODES in any jurisdiction in which the exchange offer, or the acceptance of the exchange offer, would not be in compliance with the securities or “blue sky” laws of that jurisdiction. Apogent expects that in every US jurisdiction the exchange offer will be registered upon effectiveness of the registration statement, exempt from registration or subject to a letter from the state securities administrator agreeing to take no action if Apogent does not register the New 2.25% Debentures.

       The exchange offer is also subject to the consummation of the proposed merger. In addition, notwithstanding any other provision of the exchange offer, Apogent is not required to accept for exchange or issue the New 2.25% Debentures in exchange for any Old 2.25% CODES and may terminate or amend the exchange offer if any of the following events occur prior to the expiration time:

•	there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

(1) seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result thereof,

(2) resulting in a material delay in Apogent’s ability to accept for exchange or exchange some or all of the Old 2.25% CODES pursuant to the exchange offer, or

•	any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in Apogent’s reasonable judgment will or will be reasonably likely to, directly or indirectly, result in any of the consequences referred to in clauses (1) or (2) above; or

•	there shall have occurred:

(1) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market,

(2) any limitation by a governmental agency or authority which may adversely affect Apogent’s ability to complete the transactions contemplated by the exchange offer,

(3) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit, or

(4) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof; or

•	any change (or any development involving a prospective change) shall have occurred or be threatened to the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of Apogent and its subsidiaries, taken as a whole, or Fisher that, in Apogent’s reasonable judgment, is or is reasonably likely to materially adversely affect Apogent or Fisher, or Apogent has become aware of facts that, in its reasonable judgment, have or may have a material adverse effect on the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of Apogent or Fisher or with respect to the Old 2.25% CODES or the New 2.25% Debentures;

which, in Apogent’s reasonable judgment in any case, and regardless of the circumstances (other than any action by Apogent or Fisher) giving rise to any such condition, makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

       The consummation of the proposed merger and the conditions described in the four bullet points above are for Apogent’s sole benefit and may be asserted by Apogent regardless of the circumstances giving rise to any condition or may be waived by Apogent in whole or in part at any time in its reasonable discretion prior to the expiration time. Apogent’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time prior to the expiration time.

       Apogent does not currently intend to waive the merger condition to the exchange offer. If Apogent decided to waive the merger condition and proceed with the exchange offer, it would amend the terms of the exchange offer to reflect that the New Floating Rate Debentures would be convertible into Apogent common stock and any other applicable changes to the terms of the exchange offer and extend the duration of the exchange offer as required by applicable law.

       In addition, Apogent will not accept for exchange any Old 2.25% CODES tendered, and no New 2.25% Debentures will be issued in exchange for any such Old 2.25% CODES, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part, or the qualification of the indenture relating to the New 2.25% Debentures under the Trust Indenture Act of 1939, as amended.

Exchange Agent

       The Bank of New York has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

The Bank of New York as Exchange Agent

By Registered or Certified Mail: The Bank of New York 101 Barclay Street, 7E New York, New York 10286 Attention: Diane Amoroso Reorganization Unit By Facsimile: (212) 298-1915	By Hand and Overnight Courier: The Bank of New York 101 Barclay Street, New York, New York 10286 Attention: Diane Amoroso Reorganization Unit Confirm by Telephone or for Information: (212) 815-3738

       Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Information Agent

       Apogent has appointed Innisfree M&A Incorporated to act as the information agent in connection with the exchange offer. Any questions concerning the exchange offer procedures or requests for assistance or additional copies of this prospectus or the letters of transmittal may be directed to the information agent at (888) 750-5834 (toll free) or at the address listed below: 501 Madison Avenue, 20th Floor, New York, New York 10022. Banks and brokers may call collect at (212) 750-5833.

Dealer-Manager

       Apogent has retained Goldman, Sachs & Co. as dealer-manager in connection with the exchange offer. Apogent has been informed by Goldman, Sachs & Co. that it intends to make a market in the New 2.25% Debentures after this exchange offer. However, Goldman, Sachs & Co. may cease its market-making activity at any time at its sole discretion. Accordingly, Apogent cannot assure you that an active market in the New 2.25% Debentures will develop or be maintained. Questions and requests for assistance may also be directed to the dealer-manager at (800) 471-7731. Banks and brokers may call collect at (212) 902-1697.

Fees and Expenses

Exchange Agent

       The principal solicitation is being made by mail by The Bank of New York, as exchange agent. The exchange agent will be paid customary fees for its services and reimbursed for its reasonable out-of-pocket expenses incurred in connection with the provision of these services. All other expenses relating to the exchange offer, including the fees and expenses of the trustee under the indenture relating to the New 2.25% Debentures, filing fees, blue sky fees and printing and distribution expenses will be paid by Apogent.

Information Agent

       Innisfree M&A Incorporated, as information agent, may contact holders of the Old 2.25% CODES by mail, telephone, facsimile transmission and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the exchange offer to beneficial owners. The information agent will receive customary compensation for its services and will be reimbursed for customary out-of-pocket expenses.

Dealer-Manager

       Goldman, Sachs & Co., as dealer-manager, has agreed to solicit exchanges of the Old 2.25% CODES. Apogent and Fisher will pay Goldman, Sachs & Co. a total fee of 0.4% of the outstanding principal amount of the Old 2.25% CODES for serving as the dealer-manager and will reimburse Goldman, Sachs & Co. for specified expenses payable as of the completion of the exchange offer. Apogent and Fisher have also agreed to indemnify Goldman, Sachs & Co. against certain liabilities, including liabilities under federal securities laws.

       Goldman, Sachs & Co. has provided certain investment banking services to Fisher from time to time, including having acted as:

•	a lead manager for the offerings of (1) 12.0 million shares of Fisher common stock in May 2001, (2) 7.2 million shares of Fisher common stock in February 2002, (3) $300,000,000 aggregate principal amount of 2.50% Convertible Senior Notes due October 2023 of Fisher in July 2003, and (4) $330,000,000 aggregate principal amount of 3.25% Convertible Senior Subordinated Notes due March 1, 2024 of Fisher in March 2004;

•	financial advisor with respect to Fisher’s acquisition of Dharmacon, Inc. entered into February 2004 and the proposed merger with Apogent; and

•	a financial advisor in connection with the proposed merger with Apogent.

       Pursuant to the terms of Goldman, Sachs & Co.’s engagement as financial advisor in connection with the proposed merger, Fisher has agreed to pay Goldman, Sachs & Co. a transaction fee of $10,000,000, $7,500,000 of which is payable upon consummation of the merger. In addition, Fisher has agreed to reimburse Goldman, Sachs & Co.’s expenses and to indemnify Goldman, Sachs & Co. and related persons against various liabilities, including certain liabilities under the federal securities laws.

       Goldman, Sachs & Co. also has provided certain investment banking services to Apogent from time to time, including having (1) acted as co-advisor with respect to Apogent’s spin-off of Sybron Dental Specialities, Inc. in December 2000, (2) acted as co-manager in connection with the offering of $250,000,000 aggregate principal amount of 6 1/2% Senior Subordinated Notes due May 2013 of Apogent in May 2003 and (3) assisted Apogent in connection with its stock repurchase program in August 2002.

       Concurrently with the exchange offer relating to the Old 2.25% CODES, Goldman, Sachs & Co. is acting as dealer-manager for (1) the exchange offer and consent solicitation for all of Apogent’s outstanding Old Floating Rate CODES and (2) a cash tender offer for any and all of Apogent’s outstanding 6 1/2% senior subordinated notes and a concurrent consent solicitation to amend the indenture for the 6 1/2% senior subordinated notes in order to eliminate most of the restrictive covenants in that indenture. Upon completion of the exchange offer for the Old Floating Rate CODES, Apogent and Fisher will pay Goldman, Sachs & Co. a total fee of 0.4% of the outstanding principal amount of Old Floating Rate CODES for serving as dealer-manager and will reimburse Goldman, Sachs & Co. for specified expenses. Upon completion of the cash tender offer, Apogent and Fisher will pay Goldman, Sachs & Co. a total fee equal to 0.25% of the principal amount of 6 1/2% senior subordinated notes tendered pursuant to the cash tender offer and will reimburse Goldman, Sachs & Co. for specified expenses.

       Goldman, Sachs & Co. may also provide investment banking or other services to Fisher and Apogent in the future. In connection with the above-described services performed by it, Goldman, Sachs & Co. received, and may receive in the future, compensation. In the ordinary course of these activities Goldman, Sachs & Co. may actively trade the debt or equity securities (or related derivative securities) of Fisher and Apogent for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

Transfer Taxes

       You will not be obligated to pay any transfer taxes in connection with the tender of the Old 2.25% CODES in the exchange offer unless you instruct Apogent to register the New 2.25% Debentures in the name of, or request that Old 2.25% CODES not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

Consequences of Failing to Exchange the Old 2.25% CODES

       The trading market in the unexchanged Old 2.25% CODES could become more limited due to the reduction in the amount of Old 2.25% CODES outstanding after the consummation of this exchange offer.

       Fisher does not intend to guarantee Apogent’s obligations under the Old 2.25% CODES. Accordingly, Fisher common stock that is issuable upon conversion of Old 2.25% CODES will not be freely transferable under securities laws unless an exemption from registration under the Securities Act is available. In addition, holders of Old 2.25% CODES will not have recourse to the assets of Fisher or its direct or indirect subsidiaries, other than Apogent, for the satisfaction of Apogent’s payment obligations under the Old 2.25% CODES.

DESCRIPTION OF THE NEW 2.25% DEBENTURES

       The New 2.25% Convertible Senior Debentures due 2021, or the New 2.25% Debentures, will be issued under an indenture, by and among Apogent, as issuer, Fisher, and The Bank of New York, as trustee. The indenture for the New 2.25% Debentures is referred to as the New Indenture. The terms of the New 2.25% Debentures include those stated in the New Indenture and those made part of the New Indenture by reference to the Trust Indenture Act of 1939, or the Trust Indenture Act.

       The following description is only a summary of the material provisions of the New 2.25% Debentures and the New Indenture. It does not restate these documents in their entirety. You are urged to read these documents because they, and not this description, define the rights of the holders of the New 2.25% Debentures. A copy of the New Indenture is filed as an exhibit to the registration statement which includes this prospectus. You may request copies of the New 2.25% Debentures and the New Indenture at Apogent’s address set forth under the caption, “Where You Can Find More Information.”

       In this section, Apogent refers only to Apogent Technologies Inc. and not its subsidiaries.

Differences between the New 2.25% Debentures and the Old 2.25% CODES

       The New 2.25% Debentures differ from the Old 2.25% CODES in the following ways:

•	The Old 2.25% CODES are convertible, after the proposed merger, into common stock of Fisher, and the New 2.25% Debentures will be convertible into Fisher common stock, or, at the election of Apogent, cash or a combination of cash and Fisher common stock.

•	The credit ratings trigger of the conversion right of the Old 2.25% CODES is the assignment of a credit rating by either Moody’s or Standard & Poor’s below “Ba2” or “BB+,” respectively. The credit ratings trigger of the conversion right of the New 2.25% Debentures will be the assignment of a credit rating by either Moody’s or Standard & Poor’s below “B3” or “B-,” respectively.

•	No later than October 1, 2004, Fisher will guarantee Apogent’s obligations under the New 2.25% Debentures. Fisher does not intend to guarantee Apogent’s obligations under the Old 2.25% CODES. It is expected that each of the current Old 2.25% CODES subsidiary guarantors will be released from its subsidiary guarantee under the Old 2.25% CODES shortly before the consummation of the exchange offer, and they will not provide a guarantee of the New 2.25% Debentures as of the date of issuance of the New 2.25% Debentures.

•	The New 2.25% Debentures may be convertible into Fisher common stock that is freely transferable under the securities laws only after Fisher guarantees the New 2.25% Debentures, but the Old 2.25% CODES will not be convertible into Fisher common stock that is freely transferable at any time unless an exemption from registration under the Securities Act of 1933 is otherwise available.

•	The New 2.25% Debentures will be convertible for the five-business-day period following any five-consecutive-trading-day period in which the average of the trading prices for the New 2.25% Debentures, as determined following a request by a holder to make a determination, for that five-trading-day period was less than 97% of the average conversion value for the New 2.25% Debentures during that period, subject to certain conditions described below under “— Conversion Rights — Conversion Upon Satisfaction of Market Price Conditions,” but the Old 2.25% CODES are convertible for the five-business-day period following any 10-consecutive-trading-day period in which the average of the trading prices for the Old 2.25% CODES for that 10-trading-day period is less than 105% of the average conversion value for the Old 2.25% CODES during that period.

Brief Description of the New 2.25% Debentures

       The New 2.25% Debentures:

•	will be limited to a maximum of $300,000,000 aggregate principal amount;

•	will bear interest at a rate of 2.25% per year, subject to interest rate adjustments as described below;

•	will bear contingent interest in the circumstances described under “— Contingent Interest;”

•	will be general unsecured obligations, ranking equally with all of Apogent’s other unsecured senior indebtedness and senior in right of payment to any subordinated indebtedness; as indebtedness of Apogent, the New 2.25% Debentures will be effectively subordinated to all indebtedness and liabilities of Apogent’s subsidiaries, except that the New 2.25% Debentures will rank equally with any unsecured senior indebtedness, and senior to any subordinated indebtedness, of:

•	any Apogent subsidiary that may guarantee the New 2.25% Debentures in the future, but only at such time that such a subsidiary guarantee is provided, if any; and

•	Fisher, but only at such time as Fisher guarantees the New 2.25% Debentures;

•	will be convertible, after the proposed merger, into Fisher common stock (or, at the election of Apogent, cash or a combination of cash and Fisher common stock), at a conversion price of approximately $54.45 per share, subject to adjustment as described under “— Conversion Rights,” in the following circumstances:

•	if the sale price of Fisher common stock is more than 120% of the conversion price measured over a specified number of trading days (on July 30, 2004, the closing price of Fisher common stock on the NYSE was $58.20 per share, or approximately 107% of the initial conversion price listed above);

•	during the five-business-day period following any five-consecutive-trading-day period in which the average of the trading prices for the New 2.25% Debentures, as determined following a request by a holder to make a determination, for that five-trading-day period was less than 97% of the average conversion value for the New 2.25% Debentures during that period; provided that, if at the time of the conversion the sale price of Fisher common stock is greater than the then-current conversion price of the New 2.25% Debentures and less than or equal to 120% of the then-current conversion price of the New 2.25% Debentures and the New 2.25% Debentures are not otherwise convertible, you will receive, at Apogent’s option, cash, Fisher common stock or a combination of cash and Fisher common stock with a value equal to the principal amount of the New 2.25% Debentures on such conversion date. (If Apogent elects to pay in Fisher common stock or in a combination of cash and Fisher common stock, Fisher common stock will be valued at 100% of the average of the sale prices for Fisher common stock for the five trading days ending on the third trading day preceding the conversion date.);

•	during any period, (1) when the credit rating assigned to the New 2.25% Debentures by Moody’s is below “B3” or the credit rating assigned to the New 2.25% Debentures by Standard & Poor’s is below “B-,” (2) in which the credit rating assigned to the New 2.25% Debentures is suspended or withdrawn by either rating agency, or (3) in which neither agency continues to rate the New 2.25% Debentures or provide ratings services or coverage to Apogent;

•	if the New 2.25% Debentures have been called for redemption; or

•	upon the occurrence of specified corporate transactions;

•	will be redeemable at Apogent’s option in whole or in part beginning on October 20, 2004 upon the terms and for a price equal to 100% of the principal amount of the New 2.25% Debentures plus any accrued and unpaid interest (including contingent interest) as set forth under “— Optional Redemption by Apogent;”

•	will be repurchased by Apogent, at your option, on October 20, 2004, October 15, 2006, October 15, 2011 and October 15, 2016, or upon a change of control of Fisher or, in certain circumstances, Apogent; and

•	will be due on October 15, 2021, unless earlier converted, redeemed by Apogent at its option or repurchased by Apogent at your option.

       The New Indenture will not contain any financial covenants and will not restrict Apogent, Fisher or any Apogent subsidiaries, including any Apogent subsidiary guarantors, to the extent that any Apogent subsidiary guarantees the New 2.25% Debentures in the future, from paying dividends, incurring additional senior or other indebtedness, or issuing or repurchasing Apogent’s other securities. The New Indenture also will not protect you in the event of a highly leveraged transaction or a change in control of Fisher or, in certain circumstances, Apogent, except to the extent described under “— Repurchase at Option of Holders — Change of Control Put” below.

       Under the New Indenture, Apogent will agree, and by acceptance of a beneficial interest in the New 2.25% Debentures each beneficial owner of the New 2.25% Debentures will be deemed to have agreed, among other things, for United States federal income tax purposes, to treat the New 2.25% Debentures as indebtedness that is subject to the regulations governing contingent payment debt instruments unless otherwise required by the Internal Revenue Service and, for purposes of those regulations, to treat the fair market value of any stock received upon any conversion of the New 2.25% Debentures as a contingent payment and to be bound by Apogent’s determination of the “comparable yield” and “projected payment schedule” with respect to the New 2.25% Debentures.

       No sinking fund is provided for the New 2.25% Debentures. The New 2.25% Debentures will not be subject to defeasance. The New 2.25% Debentures will be issued only in registered form in denominations of $1,000 and any integral multiple of $1,000 above that amount. No service charge will be made for any registration of transfer or exchange of the New 2.25% Debentures, but Apogent may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

       You may present definitive New 2.25% Debentures for conversion, registration of transfer and exchange, without service charge, at Apogent’s office or agency in New York City, which initially will be the office or agency of the trustee in New York City. For information regarding conversion, registration of transfer and exchange of global securities, see “— Form, Denomination and Registration.”

Future Guarantee by Fisher

       In connection with the proposed merger and the refinancing transactions, Apogent intends to take steps to terminate its periodic and other reporting obligations under the Exchange Act shortly after the end of Apogent’s fiscal year ending September 30, 2004. No later than October 1, 2004, Fisher will fully and unconditionally guarantee the full and prompt payment of the principal and interest (including contingent interest), if any, with respect to the New 2.25% Debentures. The Fisher guarantee will be a general, unsecured obligation of Fisher. At and after the date upon which Fisher guarantees the New 2.25% Debentures, the Fisher guarantee will rank effectively junior to the senior secured indebtedness of Fisher and all indebtedness of Fisher’s subsidiaries, other than Apogent, equally with other senior unsecured indebtedness of Fisher and senior to the subordinated indebtedness of Fisher.

       Until such time as Fisher guarantees the New 2.25% Debentures, Fisher common stock that may be issued upon conversion of the New 2.25% Debentures will not be freely transferable under the securities laws unless an exemption from registration under the Securities Act is available. In addition, holders will not have recourse to the assets of Fisher or its subsidiaries, other than Apogent, for the satisfaction of Apogent’s payment obligations under the New 2.25% Debentures. Fisher does not intend to guarantee the Old 2.25% CODES.

Interest

       The New 2.25% Debentures will bear interest from the date of issuance, which shall occur promptly after the expiration time, at a rate of 2.25% subject to adjustment upon the occurrence of a reset transaction. See “— Interest Rate Adjustments” below. Apogent will also pay contingent interest on the New 2.25% Debentures in the circumstances described below under “— Contingent Interest.”

       Apogent will pay interest semiannually in arrears on April 15 and October 15 of each year, beginning October 15, 2004, unless any such interest payment date would otherwise be a day that is not a business day, in which case the interest payment date will be postponed to the next succeeding business day. If the maturity date of the New 2.25% Debentures is a day that is not a business day, all payments to be made on such day will be made on the next succeeding business day, with the same force and effect as if made on the maturity date, and no additional interest will be payable as a result of such a delay in payment. Apogent will pay interest to the holders of record at the close of business on the April 1 and October 1 (whether or not a business day), as applicable, next preceding each interest payment date. There are two exceptions to these provisions:

•	In general, Apogent will not pay interest accrued and unpaid on any New 2.25% Debenture that is converted. See “— Conversion Rights” below. If a holder of New 2.25% Debentures converts after a record date for an interest payment but prior to the corresponding interest payment date, it will receive interest accrued and paid on such New 2.25% Debentures on the interest payment date, notwithstanding the conversion of such New 2.25% Debentures prior to such interest payment date, because such holder will have been the holder of record on the corresponding record date. However, at the time such holder surrenders such New 2.25% Debentures for conversion, it must pay Apogent an amount equal to the interest that has accrued and will be paid on the interest payment date. The preceding sentence does not apply, however, to a holder that converts, after a record date for an interest payment date but prior to the corresponding interest payment date, New 2.25% Debentures that Apogent calls for redemption on a redemption date that is after such record date and prior to such interest payment date.

•	Apogent will pay interest to a person other than the holder of record on the record date if it redeems the New 2.25% Debentures on a date that is after the record date and prior to the corresponding interest payment date. In this instance, Apogent will pay interest accrued and unpaid on the New 2.25% Debentures being redeemed to, but not including, the redemption date to the same person to whom Apogent will pay the principal of such New 2.25% Debentures.

       Except as provided below, Apogent will pay interest on:

•	the global securities representing the New 2.25% Debentures to DTC in immediately available funds; and

•	any definitive New 2.25% Debentures by check mailed to the holders of those New 2.25% Debentures; or

•	any definitive New 2.25% Debentures having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds if requested by the holders of those New 2.25% Debentures not later than the relevant record date.

       At maturity, Apogent will pay interest on any definitive New 2.25% Debentures at the office of the trustee in New York City.

       Apogent will pay principal on:

•	the global securities representing the New 2.25% Debentures to DTC in immediately available funds; and

•	any definitive New 2.25% Debentures at Apogent’s office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

       Interest generally will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Interest Rate Adjustments

       If a reset transaction occurs, the interest rate will be adjusted to equal the adjusted interest rate from the effective date of such reset transaction to, but not including, the effective date of any succeeding reset transaction.

       A “reset transaction” means:

•	a merger, consolidation or statutory share exchange to which the entity that is the issuer of the common stock into which the New 2.25% Debentures are then convertible is a party;

•	a sale of all or substantially all the assets of that entity;

•	a recapitalization of the common stock of that entity; or

•	a distribution as described in the fourth bullet point of the first paragraph under “— Conversion Rights — Conversion Price Adjustments” below,

after the effective date of which transaction or distribution the New 2.25% Debentures would be convertible into:

•	shares of an entity the common stock of which had a dividend yield for the four fiscal quarters of such entity immediately preceding the public announcement of that transaction or distribution that was more than 2.5% higher than the dividend yield on Fisher common stock (or other common stock then issuable upon a conversion of the New 2.25% Debentures) for the four fiscal quarters preceding the public announcement of that transaction or distribution; or

•	shares of an entity that announces a dividend policy prior to the effective date of that transaction or distribution which policy, if implemented, would result in a dividend yield on that entity’s common stock for the next four fiscal quarters that would result in such a 2.5% increase.

       The “adjusted interest rate” with respect to any reset transaction will be the rate per year that is the arithmetic average of the rates quoted by two dealers engaged in the trading of convertible securities selected by Apogent (or Apogent’s successor) as the rate at which interest on the New 2.25% Debentures should accrue so that the fair market value, expressed in dollars, of a New 2.25% Debentures immediately after the later of:

•	the public announcement of the reset transaction; or

•	the public announcement of a change in dividend policy in connection with the reset transaction,

will equal the average trading price (as described below under “— Conversion Rights — Conversion Upon Satisfaction of Market Price Conditions”) of a New 2.25% Debenture for the 20 trading days preceding the date of public announcement or change in the dividend policy, as the case may be; provided that the adjusted interest rate of the New 2.25% Debentures shall not be less than 2.25%.

       For purposes of the definition of reset transaction, the dividend yield on any security for any period means the dividends paid or proposed to be paid pursuant to an announced dividend policy on that security for that period, divided by, if with respect to dividends paid on that security, the average sale price (as defined below) of the security during that period and, if with respect to dividends proposed to be paid on that security, the sale price of that security on the effective date of the related reset transaction.

       The “sale price” of a security on any date of determination means:

•	the closing sale price (or, if no closing sale price is reported, the last reported sale price) of a security (regular way) on the New York Stock Exchange on that date;

•	if that security is not listed on the New York Stock Exchange on that date, the closing sale price as reported in the composite transactions for the principal U.S. securities exchange on which that security is listed;

•	if that security is not so listed on a U.S. national or regional securities exchange, the closing sale price as reported by The Nasdaq National Market;

•	if that security is not so reported, the last price quoted by Interactive Data Corporation for that security or, if Interactive Data Corporation is not quoting such price, a similar quotation service selected by Apogent; or

•	if that security is not so quoted, the average of the mid-point of the last bid and ask prices for that security from at least two dealers recognized as market-makers for that security.

Contingent Interest

       In addition to the interest Apogent will pay as described under “— Interest” and “— Interest Rate Adjustments,” Apogent will pay contingent interest, subject to the accrual and record date provisions described above, to the holders of the New 2.25% Debentures during any six-month period from April 15 to October 14 and from October 15 to April 14, as appropriate, commencing with the six-month period beginning October 15, 2004, if the average trading price, as described below under “— Conversion Rights — Conversion Upon Satisfaction of Market Price Conditions,” of a New 2.25% Debentures for the five trading days ending on the second trading day immediately preceding the beginning of the relevant six-month period equals 120% or more of the principal amount of a New 2.25% Debentures.

       The rate of contingent interest payable in respect of any six-month period will equal the greater of (i) a per annum rate equal to 5.0% of Apogent’s estimated per annum borrowing rate for senior non-convertible fixed-rate indebtedness with a maturity date comparable to the New 2.25% Debentures and (ii) 0.30% per annum, in each case based on the outstanding principal amount of the New 2.25% Debentures. Contingent interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

       Upon determination that holders of New 2.25% Debentures will be entitled to receive contingent interest during any relevant six-month period, on or prior to the start of the relevant six-month period Apogent will issue a press release and publish information with respect to any contingent interest on Apogent’s website.

       Apogent will pay contingent interest, if any, in the same manner as Apogent will pay interest described above under “— Interest,” and your obligations in respect of the payment of contingent interest in connection with the conversion of any New 2.25% Debentures will also be the same as described above under “— Interest.”

Conversion Rights

General

       Subject to Apogent’s right to satisfy conversion obligations in cash (see “— Apogent’s Options Upon Conversion Settlement”), you may elect to convert any of your outstanding New 2.25% Debentures (or any portion of such New 2.25% Debentures) into shares of Fisher common stock initially at the conversion price of approximately $54.45 per share (equal to a conversion rate of approximately 18.3655 shares per $1,000 principal amount of New 2.25% Debentures) under the circumstances summarized below. The conversion price is, however, subject to adjustment as described below. Fractional shares of Fisher common stock will not be issued upon conversion of New 2.25% Debentures. Instead, Apogent will pay a cash adjustment based upon the sale price of Fisher common stock on the trading day immediately preceding the conversion date. You may convert New 2.25% Debentures only in denominations of $1,000 and whole multiples of $1,000.

       Upon conversion, Apogent will have the right to deliver, in lieu of shares of Fisher common stock, cash or a combination of cash and shares of Fisher common stock. It is Apogent’s current intention to satisfy its obligation upon a conversion of the New 2.25% Debentures first, in cash, in an amount equal to the principal amount of the New 2.25% Debentures converted and second, in shares of Fisher common stock, to satisfy the remainder, if any, of Apogent’s conversion obligation. Apogent’s ability to deliver cash at the time of any conversion will be subject to many factors, including the amount of cash available to Apogent, whether the agreements then governing Apogent’s indebtedness would permit such a cash settlement and Apogent’s then existing cash needs. Apogent has the unilateral right, exercisable at any time, to elect, by notice to the trustee and the holders of the New 2.25% Debentures, that upon conversion of the New 2.25% Debentures at any time following the date of such notice, Apogent shall be required to satisfy certain of its conversion obligation in cash.

       Holders may surrender their New 2.25% Debentures for conversion prior to the stated maturity only under the following circumstances:

•	during any conversion period, as described below, if the sale price (as described above under “Interest Rate Adjustments “) of Fisher common stock for at least 20 trading days in the 30-consecutive-trading-day period ending on the first day of the conversion period was more than 120% of the conversion price on that thirtieth trading day;

•	during the five-business-day period following any five-consecutive-trading-day period in which the average of the trading prices for the New 2.25% Debentures, as determined following a request by a holder to make a determination for that five-trading-day period was less than 97% of the average conversion value for the New 2.25% Debentures during that period, subject to certain conditions described below under “— Conversion Upon Satisfaction of Market Price Conditions;”

•	during any period (1) when the credit rating assigned to the New 2.25% Debentures by Moody’s is below “B3” or the credit rating assigned by Standard & Poor’s is below “B-,” (2) in which the credit rating assigned to the New 2.25% Debentures is suspended or withdrawn by either rating agency, or (3) in which neither agency continues to rate the New 2.25% Debentures or provide ratings services or coverage to Apogent;

•	if Apogent has called the New 2.25% Debentures for redemption; or

•	upon the occurrence of any of the corporate transactions described below in “— Conversion Upon Specified Corporate Transactions.”

       If you have exercised your right to require Apogent to repurchase your New 2.25% Debentures as described under “— Repurchase at Option of Holders,” you may convert your New 2.25% Debentures only if you validly withdraw your notice of exercise of the repurchase right prior to the close of business on the business day immediately preceding the applicable repurchase date.

Conversion Upon Satisfaction of Market Price Conditions

       A holder may submit any of its New 2.25% Debentures for conversion during any fiscal conversion period if the sale price of Fisher common stock for at least 20 trading days in the 30-consecutive-trading-day period ending on the first day of the conversion period exceeds 120% of the conversion price on that thirtieth trading day. A conversion period will be the period from and including the thirtieth trading day in a fiscal quarter to, but not including, the thirtieth trading day in the immediately following fiscal quarter.

       A holder may submit any of its New 2.25% Debentures for conversion during the five-business-day period following any five-consecutive-trading-day period in which the average of the trading prices for the New 2.25% Debentures, as determined following a request by a holder to make a determination, for the five-trading-day period was less than 97% of the average conversion value for the New 2.25% Debentures during that period; provided that, if at the time of the conversion the sale price of Fisher common stock is greater than the then-current conversion price of the New 2.25% Debentures and less than or equal to 120% of the then-current conversion price of the New 2.25% Debentures and the New 2.25% Debentures are not otherwise convertible, you will receive, at Apogent’s option, cash, Fisher common stock or a combination of cash and Fisher common stock with a value equal to the principal amount of the New 2.25% Debentures on such conversion date. If Apogent elects to pay in Fisher common stock or in a combination of cash and Fisher common stock, Fisher common stock will be valued at 100% of the average of the sale prices for Fisher common stock for the five trading days ending on the third trading day preceding the conversion date.

       Notwithstanding anything to the contrary, the conversion agent, which shall initially be the trustee of the New 2.25% Debentures, shall have no obligation to determine the trading price of the New 2.25% Debentures unless Apogent shall have requested that it make such determination; and Apogent shall have no obligation to make such request unless so requested by a holder. At such time as a written request is made by a holder, Apogent shall instruct the conversion agent to determine the trading price per New 2.25% Debentures beginning on the next trading day and on each successive trading day until the trading price per New 2.25% Debentures is greater than or equal to 97% of the average conversion value for five consecutive days.

       “Conversion value” is equal to the product of the sale price for Fisher common stock on a given day multiplied by the then-applicable conversion rate, which is the number of shares of Fisher common stock into which each $1,000 principal amount of New 2.25% Debentures is then convertible.

       The “trading price” of the New 2.25% Debentures on any date of determination means:

(1) the average of the secondary market bid quotations per $1,000 principal amount of the New 2.25% Debentures obtained by Apogent for $10,000,000 principal amount of the New 2.25% Debentures at approximately 3:30 P.M., New York City time, on such determination date from three independent nationally recognized securities dealers Apogent selects;

(2) if at least three such bids cannot reasonably be obtained by Apogent, but two such bids are obtained, then the average of the two bids shall be used;

(3) if only one such bid can reasonably be obtained by Apogent, this one bid shall be used; or

(4) if Apogent cannot reasonably obtain at least one bid for $10,000,000 principal amount of the New 2.25% Debentures from a nationally recognized securities dealer or in Apogent’s reasonable judgment the bid quotations are not indicative of the secondary market value of the New 2.25% Debentures, then the trading price of the New 2.25% Debentures will equal (a) the then-applicable conversion rate of the New 2.25% Debentures multiplied by (b) the sale price of Fisher common stock on such determination date.

Conversion Upon Credit Rating Event

       A holder may submit any of its New 2.25% Debentures for conversion during any period (1) when the credit rating assigned to the New 2.25% Debentures by Moody’s is below “B3” or the credit rating assigned by Standard & Poor’s is below “B-,” (2) in which the credit rating assigned to the New 2.25% Debentures is suspended or withdrawn by either rating agency, or (3) in which neither agency continues to rate the New 2.25% Debentures or provide ratings services or coverage to Apogent.

Conversion Upon Notice of Redemption

       A holder may submit for conversion any of its New 2.25% Debentures that Apogent has called for redemption provided that it surrenders those New 2.25% Debentures for conversion prior to the close of business on the day that is two business days prior to the redemption date, even if the New 2.25% Debentures are not otherwise convertible at that time. If a holder already has delivered a purchase notice or a change of control purchase notice with respect to a New 2.25% Debentures, however, the holder may not surrender that New 2.25% Debentures for conversion until the holder has validly withdrawn the notice prior to the close of business on the business day immediately preceding the applicable repurchase date.

Conversion Upon Specified Corporate Transactions

       If:

•	Fisher distributes to all holders of Fisher common stock certain rights entitling them, for a period expiring within 60 days of the date of the distribution, to purchase Fisher common stock at less than the sale price of Fisher common stock on the business day immediately preceding the announcement of such distribution;

•	Fisher distributes to all holders of Fisher common stock, cash or other assets, debt securities or certain rights to purchase its securities and the fair market value of that distribution has a per share value exceeding 10% of the sale price of Fisher common stock on the business day immediately preceding the date of declaration of that distribution; or

•	a change of control as described under “Repurchase of New 2.25% Debentures at the Option of Holders — Change of Control Put” occurs but holders of New 2.25% Debentures do not have the right to require Apogent to repurchase their New 2.25% Debentures as a result of such change of control because either (1) the sale price of Fisher common stock for specified periods prior to such change of control exceeds specified levels or (2) the consideration received in such change of control consists of capital stock that is freely tradeable and the New 2.25% Debentures become convertible into that capital stock (each as more fully described under “Repurchase of New 2.25% Debentures at the Option of Holders — Change of Control Put”);

then Apogent must notify the holders of the New 2.25% Debentures at least 20 days prior to the ex-dividend date for the distribution or within 30 days after the occurrence of the change of control, as the case may be. Once Apogent has given that notice, holders may convert their New 2.25% Deben tures at any time until either (a) the earlier of close of business on the business day immediately preceding the ex-dividend date and Apogent’s announcement that the distribution will not take place, in the case of a distribution, or (b) the earlier of 30 days after the delivery of the notice or the date Apogent announces that the change of control will not take place, in the case of a change of control. In the case of a distribution, no adjustment to the ability of a holder of New 2.25% Debentures to convert will be made if the holder participates or will participate in the distribution without conversion.

       In addition, if Fisher is party to a consolidation, merger or binding share exchange pursuant to which Fisher common stock will be converted into cash, securities or other property, a holder may convert its New 2.25% Debentures at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the effective date of the transaction. If Fisher is a party to a consolidation, merger or binding share exchange pursuant to which Fisher common stock is converted into cash, securities or other property, then, at the effective time of the transaction, the right to convert a New 2.25% Debentures into Fisher common stock will be changed into a right to convert the New 2.25% Debentures into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted such New 2.25% Debentures immediately prior to the transaction.

       As a result of the announcement of the proposed merger, the Old 2.25% CODES may be converted into common stock of Apogent for a period beginning 15 days prior to the anticipated effective date of the proposed merger and ending on the day preceding the actual consummation of the proposed merger and will also become convertible into common stock of Fisher for a period of 15 days following the actual effective date of the proposed merger. Since the New 2.25% Debentures will not be issued until after the consummation of the merger, they will not become convertible into common stock as a result of the announcement of the proposed merger.

       If the transaction also constitutes a “change of control,” as defined below, the holder can require Apogent to repurchase all or a portion of its New 2.25% Debentures as described under “— Repurchase at Option of Holders — Change of Control Put.”

       If Apogent exercises its option to redeem the New 2.25% Debentures, a holder may nevertheless exercise its right to have its New 2.25% Debentures repurchased pursuant to the repurchase rights discussed below under “Repurchase at Option of Holders,” if applicable, or to convert such New 2.25% Debentures as discussed above under “Conversion Rights,” in each case until the close of business two business days immediately preceding the Redemption Date.

Conversion Procedures

       Except as provided below, if you submit your New 2.25% Debentures for conversion on any day other than an interest payment date, you will not receive any interest that has accrued on the New 2.25% Debentures. By delivering to the holder (1) the number of shares of Fisher common stock issuable upon conversion, together with a cash payment, if any, in lieu of fractional shares, (2) the cash amount payable in lieu of the delivery of the shares of Fisher common stock issuable upon conversion, or (3) a combination of (a) the cash amount (determined as set forth below) payable in lieu of the delivery of a portion of the shares of Fisher common stock issuable upon conversion and (b) the remaining shares of Fisher common stock issuable upon conversion (determined as set forth below), together with a cash payment, if any, in lieu of fractional shares, Apogent will satisfy its obligation with respect to the converted New 2.25% Debentures. That is, accrued but unpaid interest (including contingent interest) will be deemed to be paid in full rather than canceled, extinguished or forfeited. If you convert after a record date for an interest payment but prior to the corresponding interest payment date, you will receive interest accrued and paid on such New 2.25% Debentures on the interest payment date, notwithstanding the conversion of such New 2.25% Debentures prior to such interest payment date, because you will have been the holder of record on the corresponding record date. However, at the time of surrender of such New 2.25% Debentures for conversion, you must pay Apogent an amount equal to the interest that has accrued and will be paid on the New 2.25% Debentures being converted on the interest payment date. The preceding sentence does not apply, however, to a holder that converts, after a record date for an interest payment date but prior to the corresponding interest payment date, New 2.25% Debentures that Apogent calls for redemption on a redemption date that is after such record date and prior to such interest payment date.

       You will not be required to pay any taxes or duties relating to the issuance or delivery of Fisher common stock if you exercise your conversion rights, but you will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of any Fisher common stock in a name other than your own. Certificates representing shares of Fisher common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by you have been paid.

       To convert interests in a global New 2.25% Debenture, you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program. To convert a definitive New 2.25% Debenture, you must:

•	complete the conversion notice on the back of the New 2.25% Debenture (or a facsimile thereof);

•	deliver the completed conversion notice and the New 2.25% Debentures to be converted to the specified office of the conversion agent;

•	pay all funds required, if any, relating to interest on the New 2.25% Debentures to be converted to which you are not entitled, as described in the second preceding paragraph; and

•	pay all taxes or duties, if any, as described in the preceding paragraph.

       The conversion date will be the date on which all of the foregoing requirements have been satisfied. The New 2.25% Debentures will be deemed to have been converted as of the close of business on the conversion date.

Apogent’s Options Upon Conversion Settlement

       Apogent may satisfy all of its obligations upon conversion, by delivering to you a number of shares of Fisher common stock equal to the aggregate principal amount of the New 2.25% Debentures you are converting divided by the then applicable conversion price. In addition, Apogent will pay cash for all fractional shares of Fisher common stock as described above under “— Conversion Rights — General.”

       Apogent may choose to satisfy all of its obligations upon conversion by delivering, in lieu of delivering solely shares of Fisher common stock, cash or a combination of cash and shares of Fisher common stock. Apogent may choose to satisfy all of its obligations to any holder upon such holder’s conversion by delivering cash and/or shares of Fisher common stock, regardless of Apogent’s election with respect to any holder’s conversion. Apogent will notify you through the conversion agent no later than two trading days following the conversion date of its election to deliver shares of Fisher common stock or to pay cash in lieu of delivery of some or all of the shares of Fisher common stock (and, if applicable, the dollar amount per $1,000 aggregate principal amount of New 2.25% Debentures that Apogent will pay in cash), unless Apogent has already informed you of its election in connection with an optional redemption of the New 2.25% Debentures as described under
“— Optional Redemption by Apogent — Optional Redemption.”

       If Apogent elects to satisfy the entire conversion obligation in cash, you will receive cash in an amount equal to the product of:

(x) a number equal to (1) the aggregate amount of the New 2.25% Debentures to be converted, divided by (2) the then applicable conversion price; and

(y) the average sale price of Fisher common stock during the 10 NYSE trading days beginning on the third trading day after the delivery of the conversion notice, or the cash settlement averaging period.

       If Apogent elects to satisfy a portion of the conversion obligation in cash and the remainder of the conversion obligation in shares of Fisher common stock, you will receive:

(x) a fixed amount of cash per $1,000 aggregate principal amount of New 2.25% Debentures to be converted, or the cash amount; and

(y) a number of shares of Fisher common stock per $1,000 aggregate principal amount of New 2.25% Debentures to be converted equal to the sum, for each trading day of the cash settlement averaging period, of the greater of:

(1) zero; and

(2) the quotient of:

(a) an amount equal to (i) the product of the sale price of Fisher common stock on such trading day and the then applicable conversion rate less (ii) the cash amount divided by:

(b) the product of the sale price of Fisher common stock on such trading day multiplied by 10 (the number of trading days in the cash settlement averaging period).

The quotient described above is expressed as a formula as follows:

(sale price of Fisher common stock on such trading day * then applicable conversion rate) - cash amount sale price of Fisher common stock on such trading day * number of trading days in cash settlement averaging period

In this case, you will receive cash for fractional shares of common stock (calculated on an aggregate basis in respect of all the New 2.25% Debentures you have surrendered for conversion) based on the sale price of Fisher common stock on the last trading day of the cash settlement averaging period.

       If Apogent chooses to satisfy its obligations upon any conversion by delivering only shares of Fisher common stock (except for any fractional shares), then as soon as practicable (subject to certain exceptions) after the second trading day succeeding the conversion date Apogent will deliver such shares of Fisher common stock (and cash in lieu of any fractional shares). If Apogent chooses to satisfy its obligations upon any conversion by delivering cash or a combination of cash and shares of Fisher common stock, then as soon as practicable after the twelfth trading day succeeding the conversion date Apogent will deliver such cash and shares of Fisher common stock.

       Once you convert New 2.25% Debentures, you will commit to receive the conversion consideration that Apogent elects to provide you, which may consist of cash and/or shares of Fisher common stock. If Apogent chooses to satisfy all of its obligations upon conversion by delivering cash or a combination of cash and shares of Fisher common stock, the amount you receive from Apogent will depend on the sale price of Fisher common stock over the cash settlement averaging period and you will not be able to determine this amount prior to committing to convert.

       Apogent has the unilateral right, exercisable at any time, to elect, by notice to the trustee and the holders of the New 2.25% Debentures, that upon conversion of the New 2.25% Debentures at any time following the date of such notice, Apogent shall be required to satisfy certain of its conversion obligation in cash.

Conversion Price Adjustments

       Apogent will adjust the initial conversion price for certain events, including:

•	issuances of Fisher common stock as a dividend or distribution on Fisher common stock;

•	certain subdivisions and combinations of Fisher common stock;

•	issuances to all holders of Fisher common stock of certain rights or warrants to purchase Fisher common stock (or securities convertible into Fisher common stock) at less than (or having a conversion price per share less than) the then-current market price (as defined below) of Fisher common stock;

•	distributions to all holders of Fisher common stock of cash, shares of Fisher capital stock (other than Fisher common stock), evidences of Fisher indebtedness or assets including securities, but excluding:

•	the rights and warrants referred to in the third bullet point above,

•	any dividends and distributions in connection with a reclassification, change, consolidation, merger, statutory share exchange, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the second succeeding paragraph, and

•	any dividends or distributions paid exclusively in cash;

•	distributions consisting exclusively of cash to all holders of Fisher common stock (other than distributions upon a reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance pursuant to the second succeeding paragraph and distribution referred to in the fourth bullet point above), to the extent that such distributions, combined with:

(1)	all other such all-cash distributions made within the preceding 12 months for which no adjustment has been made, plus;

(2)	any cash and the fair market value of other consideration paid in any tender offer by Fisher or any of its subsidiaries for Fisher common stock expiring within the preceding 12 months for which no adjustment has been made, exceed 10% of Fisher’s market capitalization on the record date for such distribution; market capitalization is the product of the then current market price of Fisher common stock times the number of shares of Fisher common stock then outstanding; and

•	purchases of Fisher common stock pursuant to a tender offer made by Fisher or any of its subsidiaries to the extent that the same involves an aggregate consideration having a fair market value that, together with:

•	any cash and the fair market value of any other consideration paid in any other tender offer by Fisher or any of subsidiaries for Fisher common stock expiring within the 12 months preceding the expiration of such tender offer for which no adjustment has been made, and

•	the aggregate amount of any and all cash distributions referred to in the preceding bullet point to all holders of Fisher common stock within 12 months preceding the expiration of such tender offer and for which no adjustment has been made, exceeds 10% of Fisher’s market capitalization on the expiration of such tender offer, in which case, the conversion price shall be adjusted so that the same shall equal the price determined by multiplying the conversion price in effect immediately prior to the close of business on the date of the expiration for the offer by a fraction:

(1)	the numerator of which shall be (x) the product of (i) the number of shares of Fisher common stock outstanding (including any tendered shares) at the expiration time and (ii) the current market price of Fisher common stock at the expiration time less (y) the excess amount over 10% of Fisher’s market capitalization; and

(2)	the denominator of which shall be the product of the number of shares of Fisher common stock outstanding (including any tendered shares) at the expiration time and the current market price of Fisher common stock at the expiration time.

Such reduction (if any) shall become effective immediately prior to the opening of business on the day following the expiration time. No adjustment will be made under the bullet point above regarding tender offers for Fisher common stock if it would result in an increase in the conversion price.

       “Current market price” on any date means the average of the daily sale prices per share of Fisher common stock for the 10 consecutive trading days immediately prior to such date, subject to certain adjustments to take into account “ex” dates.

       Apogent will not be required to make an adjustment in the conversion price unless the adjustment would require a change of at least 1% in the conversion price then in effect at such time provided that Apogent will carry forward and take into account in any subsequent adjustment any adjustment that would otherwise be required to be made and which Apogent elects not to make separately. Except as stated above, Apogent will not adjust the conversion price for the issuance of Fisher common stock or any securities convertible into or exchangeable for Fisher common stock or carrying the right to purchase any of the foregoing.

       If Fisher:

•	reclassifies or changes its common stock (other than changing its par value or changes resulting from a subdivision or combination); or

•	consolidates or combines with or merges into any person or sells or conveys to another person its property and assets as, or substantially as, an entirety,

and holders of Fisher common stock receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their common stock, the holders of the New 2.25% Debentures may convert their New 2.25% Debentures into the consideration they would have received if they had converted their New 2.25% Debentures immediately prior to such reclassification, change, consolidation, combination, merger, sale or conveyance. Fisher may not become a party to any such transaction unless its terms are consistent with the foregoing.

       In the event that Fisher distributes shares of capital stock of a subsidiary of Fisher, the conversion rate will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of Fisher common stock, in each case over a measurement period following the distribution.

       In the event Fisher elects to make a distribution described in the third or fourth bullet points of the first paragraph of this subsection “— Conversion Price Adjustments,” which, in the case of the fourth bullet, has a per share value equal to more than 10% of the sale price of a share of Fisher common stock on the business day immediately preceding the declaration date for the distribution, then, if the distribution would also trigger a conversion right under “— Conversion Upon Specified Corporate Transactions,” or if the New 2.25% Debentures are otherwise convertible, Apogent will be required to give notice to the holders of the New 2.25% Debentures at least 20 days prior to the ex-dividend date for the distribution and, upon the giving of notice, the New 2.25% Debentures may be surrendered for conversion at any time until the close of business on the business day prior to the ex-dividend date or until Apogent announces that the distribution will not take place. No adjustment to the conversion price or the ability of a holder of a New 2.25% Debentures to convert will be made if the holder will otherwise participate in the distribution without conversion or in certain other cases.

       In the event Fisher elects to make a distribution described in the third or fourth bullet points of the first paragraph of this subsection “— Conversion Price Adjustments,” which, in the case of the fourth bullet, has a per share value equal to more than 5% of the sale price of a share of Fisher common stock on the business day immediately preceding the declaration date for the distribution, then, if the distribution would also trigger a conversion right under “— Conversion Upon Specified Corporate Transactions,” or if the New 2.25% Debentures are otherwise convertible, Apogent will be required to give notice to the holders of the New 2.25% Debentures at least 20 days prior to the ex-dividend date for the distribution and, upon the giving of notice, the New 2.25% Debentures may be surrendered for conversion at any time until the close of business on the business day prior to the ex-dividend date or until Apogent announces that the distribution will not take place. No adjustment to the conversion price or the ability of a holder of a New 2.25% Debentures to convert will be made if the holder will otherwise participate in the distribution without conversion or in certain other cases.

       Apogent may from time to time, to the extent permitted by law, reduce the conversion price of the New 2.25% Debentures by any amount for any period of at least 20 days. In that case, Apogent will give at least 15 days’ notice of such decrease. Apogent may make such reductions in the conversion price, in addition to those set forth above, as Apogent’s board of directors deems advisable to avoid or diminish any income tax to holders of Fisher common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

Optional Redemption by Apogent

Optional Redemption

       Apogent may not redeem the New 2.25% Debentures in whole or in part at any time prior to October 20, 2004. At any time and from time to time on or after October 20, 2004, Apogent may redeem some or all of the New 2.25% Debentures, on at least 20 but not more than 60 days’ notice, at a redemption price equal to 100% of the principal amount thereof. In addition, Apogent will pay interest (including contingent interest) on the New 2.25% Debentures being redeemed, including those New 2.25% Debentures which are converted into Fisher common stock after the date the notice of the redemption is mailed and prior to the redemption date. This interest will include interest accrued and unpaid to, but excluding, the redemption date. If the redemption date is an interest payment date, Apogent will pay the interest to the holder of record on the corresponding record date, which may or may not be the same person to whom Apogent will pay the redemption price.

       In the notice of the redemption, Apogent may, but is not obligated to, indicate whether it intends to satisfy all of its obligations upon any conversions in connection with the redemption by delivering (i) solely shares of Fisher common stock, (ii) cash, or (iii) a combination of cash and shares of Fisher common stock and, if applicable, the cash amount.

Partial Redemption

       If Apogent does not redeem all of the New 2.25% Debentures, the trustee will select the New 2.25% Debentures to be redeemed in principal amounts of $1,000 or whole multiples of $1,000 by lot or on a pro rata basis. If any New 2.25% Debenture is to be redeemed in part only, Apogent will issue a New 2.25% Debenture in principal amount equal to the unredeemed principal portion thereof. If a portion of your New 2.25% Debentures is selected for partial redemption and you convert a portion of your New 2.25% Debentures, the converted portion will be deemed to be taken from the portion selected for redemption.

Repurchase at Option of Holders

Optional Put

       On October 20, 2004, October 15, 2006, October 15, 2011 and October 15, 2016, each holder may require Apogent to repurchase all or a portion of its New 2.25% Debentures for which the holder has properly delivered and not withdrawn a written repurchase notice, subject to certain additional conditions, at a repurchase price equal to 100% of the principal amount of those New 2.25% Debentures plus any accrued and unpaid interest, including contingent interest, on those New 2.25% Debentures to the repurchase date. Holders may submit their New 2.25% Debentures for repurchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the third business day prior to the repurchase date.

       Apogent will be required to give notice at least 20 business days prior to each repurchase date to all holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law stating, among other things, the procedures that holders must follow to require Apogent to repurchase their New 2.25% Debentures as described below.

       The repurchase notice given by each holder electing to require Apogent to repurchase New 2.25% Debentures must be received by the trustee no later than the close of business on the third business day prior to the repurchase date and must state certain information, including:

•	the CUSIP of the holder’s New 2.25% Debentures to be delivered for repurchase;

•	the portion of the principal amount of the New 2.25% Debentures to be repurchased, which must be $1,000 or an integral multiple of $1,000; and

•	that the New 2.25% Debentures are to be repurchased by Apogent pursuant to the applicable provision of the New Indenture.

       A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the day immediately preceding the repurchase date. The notice of withdrawal shall state certain information, including:

•	the principal amount of the New 2.25% Debenture being withdrawn;

•	the certificate number, if any, of the New 2.25% Debenture being withdrawn; and

•	the principal amount, if any, of the New 2.25% Debentures that remain subject to the repurchase notice.

       In connection with any repurchase Apogent will, to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

       Apogent’s obligation to pay the repurchase price for the New 2.25% Debentures for which a repurchase notice has been validly delivered and not withdrawn is conditioned upon the holder delivering the New 2.25% Debentures, together with any endorsements Apogent or the trustee may require, to the paying agent at any time after delivery of the repurchase notice. Apogent will cause the purchase price for the New 2.25% Debentures to be paid promptly following the later of the repurchase date or the time of delivery of the New 2.25% Debentures, together with such endorsements. Notwithstanding anything to the contrary contained herein, Apogent shall not repurchase any New 2.25% Debentures that may be put to it for repurchase on an optional repurchase date if there has occurred (prior to, on or after, as applicable, the giving, by the holders of such New 2.25% Debentures, of the required repurchase notice) and is continuing an event of default (other than a default in the payment of the repurchase price with respect to such New 2.25% Debentures).

       If the paying agent holds money sufficient to pay the purchase price of the New 2.25% Debentures for which a repurchase notice has been given on the business day following the repurchase date in accordance with the terms of the New Indenture, then, immediately after the repurchase date, the New 2.25% Debentures will cease to be outstanding and interest on the New 2.25% Debentures will cease to accrue, whether or not the New 2.25% Debentures are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the New 2.25% Debentures.

       Apogent’s ability to repurchase New 2.25% Debentures for cash may be limited by restrictions on its ability to obtain funds for such repurchase through dividends from its subsidiaries and the terms of its then existing borrowing agreements.

Change of Control Put

       If a change of control of Fisher or, in certain circumstances, Apogent, occurs, you will have the right to require Apogent to repurchase all or a portion of your New 2.25% Debentures not previously called for redemption, or any portion of those New 2.25% Debentures that is equal to $1,000 or a whole multiple of $1,000. The repurchase price is equal to 100% of the principal amount of the New 2.25% Debentures to be repurchased. Apogent will also pay interest (including contingent interest) accrued and unpaid to, but excluding, the repurchase date.

       Within 30 days after the occurrence of a change of control of Fisher or, in certain circumstances, Apogent, Apogent is required to give you notice of the occurrence of the change of control and of your resulting repurchase right. The repurchase date is a business day no earlier than 30 days nor later than 60 days after the date Apogent gives notice of a change of control. To exercise the repurchase right, you must deliver, on or prior to the close of business on the business day prior to the repurchase date, written notice to the trustee of your exercise of your repurchase right, together with the New 2.25% Debentures, together with any endorsements Apogent or the trustee may require, with respect to which your right is being exercised. You may withdraw this notice by delivering to the paying agent a notice of withdrawal prior to the close of business on the business day immediately preceding the repurchase date.

       A “change of control” will be deemed to have occurred at such time after the original issuance of the New 2.25% Debentures when any of the following has occurred:

•	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchase, merger or other acquisition transactions of shares of Apogent or Fisher’s capital stock entitling that person to exercise 50% or more of the total voting power of all shares of Apogent or Fisher’s capital stock entitled to vote generally in elections of directors, other than any acquisition by Fisher, any of its subsidiaries or any of its employee benefit plans (except that such person shall be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition);

•	the first day on which a majority of the members of the board of directors of Fisher are not continuing directors (as defined below);

•	the consolidation or merger of Fisher or Apogent with or into any other person, any merger of another person into Fisher or Apogent, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of Fisher’s or Apogent’s properties and assets to another person, other than:

(1) any transaction:

•	that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Fisher or Apogent’s capital stock, as applicable; and

•	pursuant to which holders of Fisher or Apogent’s capital stock immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such transaction;

(2) any merger solely for the purpose of changing Fisher or Apogent’s jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or

(3) the consolidation or merger of Fisher or Apogent with or into any direct or indirect subsidiary of Fisher, any merger of any direct or indirect subsidiary of Fisher into Fisher or Apogent, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of Fisher or Apogent’s properties and assets to any direct or indirect subsidiary of Fisher.

       However, a change of control will be deemed not to have occurred if:

•	the sale price per share of Fisher common stock for any five trading days within:

•	the period of 10 consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control, in the case of a change of control under the first bullet point of the definition of “change of control” above, or

•	the period of 10 consecutive trading days ending immediately before the change of control, in the case of a change of control of the second bullet point under the definition of “change of control” above, equals or exceeds 110% of the conversion price of the New 2.25% Debentures in effect on each such trading day; or

•	at least 90% of the consideration in the transaction or transactions constituting a change of control consists of shares of common stock traded or to be traded immediately following such change of control on a national securities exchange or The Nasdaq National Market and, as a result of the transaction or transactions, the New 2.25% Debentures become convertible solely into such common stock (and any rights attached thereto).

       Also, a spinoff of Apogent’s capital stock would not be a change of control.

       The beneficial owner shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group which would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

       “Continuing directors” means, as of any date of determination, any member of the board of directors of Fisher who:

•	was a member of the board of directors of Fisher on the date of issuance of the New 2.25% Debentures; or

•	was nominated for election or elected to the board of directors of Fisher with the approval of two-thirds of the continuing directors who were members of the board of directors of Fisher at the time of a new director’s nomination or election.

       Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders if an issuer tender offer occurs for certain equity securities and may apply if the repurchase option becomes available to holders of the New 2.25% Debentures. Apogent and Fisher will comply with this rule to the extent applicable at that time.

       Apogent may, to the extent permitted by applicable law and the terms of the New Indenture, at any time purchase the New 2.25% Debentures in the open market or by tender at any price or by private agreement. Any New 2.25% Debentures so purchased by Apogent may, to the extent permitted by applicable law and the terms of the New Indenture, be reissued or resold or may be surrendered to the trustee for cancellation. Any New 2.25% Debentures surrendered to the trustee may not be reissued or resold and will be canceled promptly.

       The foregoing provisions would not necessarily protect holders of the New 2.25% Debentures if highly leveraged or other transactions involving Apogent or Fisher occur that may adversely affect holders.

       Apogent’s ability to repurchase the New 2.25% Debentures upon the occurrence of a change in control is subject to important limitations. The occurrence of a change of control could cause an event of default under, or be prohibited or limited by, the terms of Apogent or Fisher’s other indebtedness, including indebtedness that Apogent or Fisher may incur in the future. Further, Apogent cannot assure you that it or Fisher would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the New 2.25% Debentures and other indebtedness that might be delivered by holders thereof seeking to exercise the repurchase rights.

       The definition of “change of control” includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of Apogent or Fisher’s properties and assets. There is no precise, established definition of the phrase “substantially all” under New York law, which is the law governing the New Indenture and the New 2.25% Debentures. Accordingly, there may be uncertainty as to whether or not a change of control may have occurred and, therefore, as to whether or not the holders of the New 2.25% Debentures will have the right to require Apogent to repurchase their New 2.25% Debentures.

       Any failure by Apogent to repurchase the New 2.25% Debentures when required following a change of control would result in an event of default under the New Indenture. Any such default may, in turn, cause a default under senior debt that Apogent or Fisher has or may incur in the future.

       Notwithstanding anything to the contrary contained herein, Apogent shall not repurchase any New 2.25% Debentures that may be put to Apogent following a change of control if there has occurred (prior to, on or after, as applicable, the giving, by the holders of such New 2.25% Debentures, of the required repurchase notice) and is continuing an Event of Default (other than a default in the payment of the repurchase price with respect to such New 2.25% Debentures).

Subsidiary Guarantees

       Fisher is currently negotiating with various institutional lenders the terms of a new multi-year secured credit facility that will provide both a term and revolving facility. Fisher expects to enter into this new credit facility prior to, or contemporaneously with, the consummation of the merger. Fisher intends to use a portion of the proceeds of the new credit facility to repay its existing credit facility and Apogent’s existing credit agreement, dated as of July 29, 2003, among Apogent, as borrower, certain subsidiaries of Apogent, as co-borrowers, and other subsidiaries of Apogent, as subsidiary guarantors, and JPMorgan Chase Bank, as administrative agent. The Apogent subsidiaries that guarantee Apogent’s obligations under the Old 2.25% CODES as of the date of this prospectus, or the current Old 2.25% CODES subsidiary guarantors, are also subsidiary guarantors under Apogent’s existing credit agreement. Pursuant to the terms of the Old 2.25% CODES and the New 2.25% Debentures, any current Old 2.25% CODES subsidiary guarantor will be released from its obligation as a subsidiary guarantor of the Old 2.25% CODES, and its proposed subsidiary guarantee of the New 2.25% Debentures, when it is released from its obligations under Apogent’s existing credit agreement. Each of the current Old 2.25% CODES subsidiary guarantors will be released from its obligations under Apogent’s existing credit agreement upon its termination, which is expected to occur contemporaneously with the consummation of the proposed merger, and none of them will become co-borrowers or guarantors under Fisher’s new credit facility. As a result, each of the current Old 2.25% CODES subsidiary guarantors will be released from their subsidiary guarantees under the Old 2.25% CODES shortly before the consummation of the exchange offer, and it will not provide a guarantee of the New 2.25% Debentures as of the date of issuance of the New 2.25% Debentures.

       To the extent that any of Apogent’s subsidiaries guarantee the New 2.25% Debentures in the future, each such Apogent subsidiary will execute a guarantee pursuant to which it will unconditionally guarantee, on a joint and several basis, the full and prompt payment of the principal, interest (including contingent interest), if any, and additional amounts with respect to the New 2.25% Debentures. The obligations of any such Apogent subsidiary guarantor under its guarantee would be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under the applicable laws. See “Risk Factors — The guarantees may be unenforceable due to fraudulent conveyance statutes. Accordingly, you could have no claim against the guarantors.”

       To the extent that any Apogent subsidiary guarantees the New 2.25% Debentures in the future, it would be released:

•	in connection with any sale or other disposition of all or substantially all of the assets of that Apogent subsidiary (including by way of merger or consolidation);

•	in connection with any sale of all of the capital stock of that Apogent subsidiary; or

•	in connection with any termination of the obligations of that Apogent subsidiary guarantor as a guarantor and, if applicable, as a co-borrower under the existing Apogent credit agreement, or an amendment, modification or supplement thereof in accordance with the credit agreement’s terms.

       Apogent will also cause each subsidiary of Apogent that is (a) created or acquired after the issuance of the New 2.25% Debentures pursuant to the New Indenture and (b) designated as a co-borrower or guarantor under the existing Apogent credit agreement, or an amendment, modification or supplement thereof in accordance with the credit agreement’s terms, to promptly execute and deliver to the trustee a guarantee pursuant to which such subsidiary will unconditionally guarantee, on a joint and several basis, the full and prompt payment of the principal, interest (including contingent interest), if any, and additional amounts with respect to the New 2.25% Debentures.

Events of Default

       Each of the following will constitute an event of default under the New Indenture:

(1) Apogent’s failure to satisfy its obligations upon conversion of the New 2.25% Debentures by delivering shares of Fisher’s common stock, cash or a combination of cash and shares of Fisher common stock upon exercise of a holder’s conversion right;

(2) Apogent’s failure to pay when due the principal of any of the New 2.25% Debentures at maturity, upon redemption or exercise of a repurchase purchase price or otherwise;

(3) Apogent’s failure to pay an installment of interest (including contingent interest) on any of the New 2.25% Debentures for 30 days after the date when due;

(4) the failure by Apogent to perform or observe any other term, covenant or agreement contained in the New 2.25% Debentures or the New Indenture for a period of 60 days after written notice of such failure, requiring Apogent to remedy the same, shall have been given to Apogent by the trustee or to Apogent and the trustee by the holders of at least 25% in aggregate principal amount of the New 2.25% Debentures then outstanding;

(5) a default under any indebtedness for money borrowed by Apogent, any guarantor (including Fisher) or any of Apogent’s subsidiaries that is a “significant subsidiary” or any group of two or more of its subsidiaries that, taken as a whole, would constitute a significant subsidiary, the aggregate outstanding principal amount of which is in an amount in excess of $25 million, for a period of 30 days after written notice to Apogent by the trustee or to Apogent and the trustee by holders of at least 25% in aggregate principal amount of the New 2.25% Debentures then outstanding, which default:

•	is caused by a failure to pay when due principal or interest on such indebtedness by the end of the applicable grace period, if any, unless such indebtedness is discharged; or

•	results in the acceleration of such indebtedness, unless such acceleration is waived, cured, rescinded or annulled;

(6) certain events of bankruptcy, insolvency or reorganization with respect to Apogent, any guarantor (including Fisher) or any of Apogent’s subsidiaries that is a significant subsidiary or any group of two or more of Apogent’s subsidiaries that, taken as a whole, would constitute a significant subsidiary; and

(7) any guarantee being held in any judicial proceeding to be unenforceable or invalid.

       The New Indenture will provide that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the New 2.25% Debentures notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of or interest on any of the New 2.25% Debentures when due or in the payment of any redemption or repurchase obligation.

       If an event of default specified in clause (6) above occurs and is continuing, then automatically the principal of all the New 2.25% Debentures and any accrued and unpaid interest (including contingent interest) thereon shall become immediately due and payable. If an event of default shall occur and be continuing, other than with respect to clause (6) above (the default not having been cured or waived as provided under “— Modifications, Amendments and Meetings” below), the trustee or the holders of at least 25% in aggregate principal amount of the New 2.25% Debentures then outstanding, by written notice to Apogent, may declare the New 2.25% Debentures due and payable at their principal amount together with any accrued and unpaid interest (including contingent interest), and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of the New 2.25% Debentures by appropriate judicial proceedings. Such declaration may be rescinded or annulled either with the written consent of the holders of a majority in aggregate principal amount of the New 2.25% Debentures then outstanding or a majority in aggregate principal amount of the New 2.25% Debentures represented at a meeting at which a quorum (as specified under “— Modifications, Amendments and Meetings” below) is present, in each case upon the conditions provided in the New Indenture.

       The New Indenture will contain a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of the New 2.25% Debentures before proceeding to exercise any right or power under the New Indenture at the request of such holders. The New Indenture will provide that the holders of a majority in aggregate principal amount of the New 2.25% Debentures then outstanding through their written consent, or the holders of a majority in aggregate principal amount of the New 2.25% Debentures then outstanding represented at a meeting at which a quorum is present by a written resolution, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

However, the trustee may refuse to follow any direction that:

•	conflicts with any law or the Net Indenture;

•	the trustee determines may be unduly prejudicial to the rights of the holders not joining in the direction; or

•	may expose the trustee to personal liability.

       Apogent will be required to furnish annually to the trustee a statement as to the fulfillment of Apogent’s obligations under the New Indenture.

Consolidation, Merger or Assumption

       Apogent may, without the consent of the holders of the New 2.25% Debentures, consolidate with, merge into or convey, transfer or lease all or substantially all of its assets as an entirety to any other corporation, limited liability company, partnership or trust organized under the laws of the United States or any State thereof or the District of Columbia provided that:

•	the surviving entity assumes all Apogent’s obligations under the New Indenture; and

•	immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

•	Apogent shall have delivered to the trustee an officer’s certificate and an opinion of counsel stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the conditions stated in this paragraph.

       There will be no restrictions on Fisher’s ability to consolidate, merge or sell its assets.

Modifications, Amendments and Meetings

Changes Requiring Approval of Each Affected Holder

       The New Indenture (including the terms and conditions of the New 2.25% Debentures) may not be modified or amended, without the written consent or the affirmative vote of the holder of each New 2.25% Debentures affected by such change, to, among other things:

•	change the maturity of the principal of or any installment of interest (including contingent interest) on any New 2.25% Debentures;

•	reduce the principal amount, the redemption price, or the repurchase price (including the change of control repurchase price) of, or accrued interest (including accrued contingent interest) on, any New 2.25% Debentures;

•	impair or adversely affect the conversion rights of any holder of the New 2.25% Debentures;

•	impair or adversely affect the rights of any holder of New 2.25% Debentures with respect to any guarantees (including the future guarantee by Fisher);

•	change the currency of payment of such New 2.25% Debentures or interest thereon from U.S. dollars;

•	alter the manner of calculation or rate of accrual of interest or contingent interest on any New 2.25% Debentures or extend the time for payment of any such amounts;

•	impair or adversely affect the right of any holder to institute suit for the enforcement of any payment on or with respect to any New 2.25% Debentures;

•	modify Apogent’s obligations to maintain an office or agency in New York City;

•	impair or adversely affect the repurchase option of holders or the conversion rights of holders of New 2.25% Debentures;

•	modify the redemption provisions of the New Indenture in a manner adverse to the holders of New 2.25% Debentures;

•	reduce the percentage in aggregate principal amount of the New 2.25% Debentures outstanding necessary to modify or amend the New Indenture or to waive any past default; or

•	reduce the percentage in aggregate principal amount of the New 2.25% Debentures outstanding required for the adoption of a resolution or the quorum required at any meeting of the holders of the New 2.25% Debentures at which a resolution is adopted.

Changes Requiring Majority Approval

       Except for modifications and amendments set forth in the preceding paragraph that require the written consent or the affirmative vote of the holder of each New 2.25% Debentures affected and except for the modifications and amendments set forth in the succeeding paragraph that may be made without the consent of the holder of any New 2.25% Debentures, the New Indenture (including the terms and conditions of the New 2.25% Debentures) may be modified or amended either:

•	with the written consent of the holders of at least a majority in aggregate principal amount of the New 2.25% Debentures at the time outstanding; or

•	by the adoption of a resolution at a meeting of holders at which a quorum is present by at least a majority in aggregate principal amount of the New 2.25% Debentures represented at such meeting.

Changes Requiring No Approval

       The New Indenture (including the terms and conditions of the New 2.25% Debentures) may be modified or amended by Apogent and the trustee, without the consent of the holder of any New 2.25% Debentures, for the purposes of, among other things:

•	adding to Apogent’s covenants or those of the guarantors for the benefit of the holders of the New 2.25% Debentures;

•	surrendering any right or power conferred upon Apogent or the guarantors;

•	providing for conversion rights of the holders of the New 2.25% Debentures if any reclassification or change of Fisher common stock or any consolidation, merger or sale of all or substantially all of Fisher’s assets occurs;

•	providing for the assumption of Apogent’s obligations to the holders of the New 2.25% Debentures in the case of a merger, consolidation, conveyance, transfer or lease;

•	reducing the conversion price, provided that the reduction will not adversely affect the interests of the holders of the New 2.25% Debentures (after taking into account tax and other consequences of such reduction);

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the New Indenture under the Trust Indenture Act of 1939, as amended;

•	curing any ambiguity or correcting or supplementing any defective or inconsistent provision contained in the New Indenture; provided that such modification or amendment does not, in the good faith opinion of Apogent’s board of directors and the trustee, adversely affect the interests of the holders of the New 2.25% Debentures in any material respect;

•	adding guarantees with respect to the New 2.25% Debentures; or

•	adding or modifying any other provisions with respect to matters or questions arising under the New Indenture which Apogent and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of the New 2.25% Debentures.

Meetings; Quorum

       The New Indenture contains provisions for convening meetings of the holders of the New 2.25% Debentures to consider matters affecting their interests. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the New 2.25% Debentures at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of the aggregate principal amount.

Satisfaction and Discharge

       Apogent may satisfy and discharge its obligations under the New Indenture while New 2.25% Debentures remain outstanding, subject to certain conditions, if:

•	all outstanding New 2.25% Debentures will become due and payable at their scheduled maturity within one year; or

•	all outstanding New 2.25% Debentures are scheduled for redemption within one year,

and, in either case, Apogent has deposited with the trustee cash, or in the event of conversion, shares of Fisher common stock and/or cash, sufficient to pay all amounts and to deliver all Fisher common stock due and payable in respect of all outstanding New 2.25% Debentures on the date of their maturity or the date of redemption.

Governing Law

       The New Indenture and the New 2.25% Debentures will be governed by, and will be construed in accordance with, the law of the State of New York.

Information Concerning the Trustee

       The Bank of New York, as trustee under the New Indenture, will be appointed by Apogent as paying agent, conversion agent, registrar and custodian with regard to the New 2.25% Debentures. The trustee or its affiliates may from time to time in the future provide banking and other services to Apogent in the ordinary course of their business.

Information Concerning the Transfer Agent and Registrar for Fisher Common Stock

       Mellon Investor Services LLC is the transfer agent and registrar for Fisher common stock.

Calculations in Respect of New 2.25% Debentures

       Apogent will be responsible for making certain of the calculations called for under the New 2.25% Debentures. These calculations include, but are not limited to, determination of the trading prices of the New 2.25% Debentures and of Fisher common stock and amounts of contingent interest payments, if any, payable on the New 2.25% Debentures. Apogent will make all these calculations in good faith and, absent manifest error, its calculations will be final and binding on the holders of the New 2.25% Debentures. Apogent will provide a schedule of its calculations to the trustee, and the trustee is entitled to rely conclusively on the accuracy of Apogent’s calculations without independent verification.

Form, Denomination and Registration

       Denomination and Registration. The New 2.25% Debentures will be issued in fully registered form, without coupons, in denominations of $1,000 principal amount and whole multiples of $1,000.

       Global Securities; Book-Entry Form. Except as provided below, the New 2.25% Debentures will be evidenced by one or more global securities deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co. as DTC’s nominee.

       Record ownership of the global securities may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below. A holder may hold its interests in the global New 2.25% Debentures directly through DTC if the holder is a participant in DTC, or indirectly through organizations which are direct DTC participants if such holder is not a participant in DTC. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same-day funds. Holders may also beneficially own interests in the global New 2.25% Debentures held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

       So long as Cede & Co., as nominee of DTC, is the registered owner of the global securities, Cede & Co. for all purposes will be considered the sole holder of the global securities. Except as provided below, owners of beneficial interests in the global securities:

•	will not be entitled to have certificates registered in their names;

•	will not receive or be entitled to receive physical delivery of certificates in definitive form; and

•	will not be considered holders of the global securities.

The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability of an owner of a beneficial interest in a global New 2.25% Debentures to transfer the beneficial interest in the global New 2.25% Debentures to such persons may be limited.

       Apogent will wire, through the facilities of the trustee, payments of principal and interest payments on the global securities to Cede & Co., the nominee of DTC, as the registered owner of the global securities. None of Apogent, the trustee and any paying agent will have any responsibility or be liable for paying amounts due on the global securities to owners of beneficial interests in the global securities.

       It is DTC’s current practice, upon receipt of any payment of principal of and interest on the global securities, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the New 2.25% Debentures represented by the global securities, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in the New 2.25% Debentures represented by the global securities held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name.”

       Because of time zone differences, the securities accounts of a Euroclear Bank, S.A./ N.V. (“Euroclear”) or Clearstream Bank, société anonyme (“Clearstream”) participant purchasing an interest in a global New 2.25% Debentures from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global New 2.25% Debentures by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

       If you would like to convert your New 2.25% Debentures into Fisher common stock pursuant to the terms of the New 2.25% Debentures, you should contact your broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

       Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, your ability to pledge your interest in the New 2.25% Debentures represented by global securities to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

       None of Apogent, Fisher nor the trustee (nor any registrar, paying agent or conversion agent under the New Indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised Apogent that it will take any action permitted to be taken by a holder of the New 2.25% Debentures, including, without limitation, the presentation of the New 2.25% Debentures for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global securities are credited and only for the principal amount of the New 2.25% Debentures for which directions have been given.

       DTC has advised Apogent as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

       Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global securities among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by Apogent within 90 days, Apogent will cause New 2.25% Debentures to be issued in definitive form in exchange for the global securities. None of Apogent, the trustee or any of their respective agents will have any responsibility for the performance by DTC, direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global securities.

       According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

       Definitive New 2.25% Debentures. Definitive New 2.25% Debentures will not be issued in exchange for New 2.25% Debentures represented by global securities except as set forth below. If at any time, (1) DTC notifies Apogent in writing that it is no longer willing or able to continue to act as depositary for the global securities, or DTC ceases to be a “clearing agency” registered under the Exchange Act and a successor depositary for the global securities is not appointed by Apogent within 90 days of such notice or cessation; (2) Apogent, at its option, notifies the trustee in writing that Apogent has elected to cause the issuance of the definitive New 2.25% Debentures in exchange for all or any part of the New 2.25% Debentures represented by a global security or global securities; or (3) an Event of Default has occurred and is continuing and the registrar has received a request from DTC for the issuance of definitive New 2.25% Debentures in exchange for such global security or global securities, then DTC shall surrender such global security or global securities to the trustee for cancellation and Apogent will execute, and the trustee will authenticate and deliver in exchange for such global security or global securities, definitive New 2.25% Debentures in an aggregate principal amount equal to the aggregate principal amount of such global security or global securities. Such definitive New 2.25% Debentures will be registered in such names as DTC shall identify in writing as the beneficial owners of the New 2.25% Debentures represented by such global security or global securities (or any nominee thereof).

DESCRIPTION OF FISHER CAPITAL STOCK

       The following is a summary of the material terms of Fisher’s capital stock. It is only a summary; therefore, it does not contain all of the information that may be important to you. Accordingly, you should read carefully the more detailed provisions of Fisher’s certificate of incorporation and Fisher’s bylaws, both of which are incorporated by reference and will be sent to the holders of the Old 2.25% CODES upon request. See “Where You Can Find More Information” on page 84.

Authorized Capital Stock

       The authorized capital stock of Fisher consists of 500,000,000 shares of Fisher common stock and 15,000,000 shares of preferred stock, par value $0.01 per share. No shares of preferred stock are issued and outstanding.

Common Stock

       The shares of common stock of Fisher are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. Each holder of Fisher common stock is entitled to one vote for each share of Fisher common stock held of record on the applicable record date on all matters submitted to a vote of stockholders. Subject to the rights of the holders of any preferred stock that may be outstanding from time to time, the holders of shares of Fisher common stock are entitled to share equally, share for share, in any dividends or other distributions that may be declared by Fisher’s board of directors out of legally available funds. Fisher’s common stock is traded on the NYSE, under the symbol “FSH.”

COMPARATIVE STOCK PRICES AND DIVIDENDS

       The table below presents the NYSE closing market price for Fisher common stock, as reported on the NYSE Composite Transactions Tape, the NYSE closing market price for Apogent common stock, as reported on the NYSE Composite Transactions Tape, and the market value of a share of Apogent common stock on an equivalent per share basis. These prices are presented as of each of the following dates:

•	March 16, 2004, the last trading day before the public announcement of the signing of the merger agreement; and

•	July 30, 2004, the latest practicable date before the date of this prospectus.

	Fisher	Apogent	Apogent Equivalent
	Common Stock	Common Stock	Per Share(1)

March 16, 2004	$52.32	$27.78	$29.30
July 30, 2004	$58.20	$32.50	$32.59

(1)	The equivalent per share data for Apogent common stock has been determined by multiplying closing market price of a share of Fisher common stock on each of the dates listed above by the exchange ratio of .56.

Dividends

       Neither Apogent nor Fisher has paid a cash dividend on their respective common stock during the last five fiscal years. As of July 30, 2004, the number of outstanding shares of common stock of Fisher was 64,335,882. As of July 30, 2004, the number of outstanding shares of common stock of Apogent was 90,161,122.

Market Prices

       The following table sets forth the range of the reported high and low per share sales prices of shares of Fisher and Apogent common stock as shown on the NYSE, for the calendar quarters indicated.

Fisher

	High	Low

Year ended December 31, 2001:
First Quarter	$40.00	$31.52
Second Quarter	38.70	23.60
Third Quarter	28.45	21.00
Fourth Quarter	30.60	23.70
Year ended December 31, 2002:
First Quarter	$31.25	$25.26
Second Quarter	33.43	25.71
Third Quarter	31.90	22.85
Fourth Quarter	31.92	26.05
Year ended December 31, 2003:
First Quarter	$32.95	$26.70
Second Quarter	37.10	24.55
Third Quarter	41.25	33.40
Fourth Quarter	42.80	38.40
Year ending December 31, 2004:
First Quarter	$57.30	$39.27
Second Quarter	60.75	53.08

Apogent

	High	Low

Fiscal year ended September 30, 2001:
First Quarter	$29.12	$18.62
Second Quarter	22.05	17.88
Third Quarter	25.80	18.95
Fourth Quarter	25.40	21.35
Fiscal year ended September 30, 2002:
First Quarter	$26.52	$21.25
Second Quarter	26.50	21.80
Third Quarter	25.49	20.15
Fourth Quarter	21.27	16.87
Fiscal year ended September 30, 2003:
First Quarter	$21.24	$16.70
Second Quarter	21.40	14.45
Third Quarter	20.89	14.60
Fourth Quarter	22.51	19.79
Fiscal year ending September 30, 2004:
First Quarter	$23.60	$20.85
Second Quarter	31.23	22.65
Third Quarter	33.83	29.95

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

       The following discussion sets forth the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, regarding material United States federal income tax consequences of the exchange of Old 2.25% CODES for New 2.25% Debentures pursuant to the exchange offer (which are referred to as the “Exchange”) and the receipt of the exchange fee to beneficial holders of Old 2.25% CODES (which we refer to as “Holders”). This discussion is based upon existing United States federal income tax law, which is subject to change or differing interpretations, possibly with retroactive effect. This discussion does not discuss all aspects of United States federal income taxation that may be important to particular Holders in light of their individual circumstances, such as Holders subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, and tax-exempt organizations) or to Holders that hold their Old 2.25% CODES or New 2.25% Debentures as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes or Holders that are U.S. persons for United States federal income tax purposes that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those discussed below. In addition, this discussion does not discuss any foreign, state, or local tax considerations. This discussion assumes that Holders will hold their Old 2.25% CODES or New 2.25% Debentures as “capital assets” under the Internal Revenue Code of 1986, as amended (the “Code”).

       If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) is a Holder, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A Holder that is a partnership and partners in such partnership should consult their tax advisors about the United States federal income tax consequences of the Exchange.

       HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Tax Consequences of the Exchange and the Payment of the Exchange Fee

       Tax Consequences for Holders Participating in the Exchange. Under applicable United States Treasury regulations, the Exchange will result in an “exchange” of the Old 2.25% CODES for New 2.25% Debentures for United States federal income tax purposes only if, based on all of the facts and circumstances, the legal rights and obligations of the New 2.25% Debentures differ from those of the Old 2.25% CODES to a degree that is economically significant. The law is unclear as it would apply to the exchange of the Old 2.25% CODES for New 2.25% Debentures and therefore counsel is unable to render an opinion that such exchange should not result in an “exchange” for United States federal income tax purposes. Nevertheless, we intend to treat the legal rights and obligations of the New 2.25% Debentures as not differing from the legal rights and obligations of the Old 2.25% CODES to a degree that is economically significant and, therefore, intend to treat the Exchange as not resulting in an “exchange” of the Old 2.25% CODES for New 2.25% Debentures for United States federal income tax purposes. Pursuant to this treatment, the New 2.25% Debentures would be treated as a continuation of the Old 2.25% CODES in the hands of a Holder, and there would be no United States federal income tax consequences to Holders, other than as described below with respect to the payment of the exchange fee. Pursuant to the indentures relating to the Old 2.25% CODES and the New 2.25% Debentures, Holders have agreed to treat the Old 2.25% CODES and the New 2.25% Debentures as indebtedness that is subject to the Treasury regulations governing contingent payment debt instruments. Pursuant to such treatment, (i) a Holder generally should have the same tax consequences with respect to the New 2.25% Debentures as would have arisen if such Holder continued to hold its Old 2.25% CODES, and (ii) gain recognized on the conversion of a New 2.25% Debenture generally should be treated as ordinary interest income regardless of whether a Holder receives cash, Fisher common stock, or a combination of the two. In addition an exchanging Holder of Old 2.25% CODES would have the same tax basis and holding period in the New 2.25% Debentures as such Holder had in the Old 2.25% CODES immediately prior to the Exchange. A Holder generally would have the same tax consequences as would have arisen if such Holder continued to hold its Old 2.25% CODES. Although the tax treatment is unclear under current law and therefore counsel is unable to render an opinion as to whether this position would be sustained if challenged by the IRS, we intend to treat the payment of the exchange fee as ordinary income to Holders participating in the Exchange and to report such payments to Holders and the IRS for information purposes in accordance with such treatment.

       There can be no assurance that the IRS will not challenge our intended treatment of the Exchange. If the IRS successfully asserted that the Exchange resulted in an “exchange” of Old 2.25% CODES for New 2.25% Debentures for United States federal income tax purposes, although the matter is not free from doubt, such “exchange” should constitute a recapitalization. Accordingly, a Holder generally should not recognize any gain or loss as a result of the Exchange and such Holder’s adjusted tax basis in the New 2.25% Debentures generally should equal the Holder’s adjusted tax basis in the Old 2.25% CODES. A Holder’s holding period in the New 2.25% Debentures should include the Holder’s holding period in the Old 2.25% CODES.

       If the Exchange were treated as an “exchange” of Old 2.25% CODES for New 2.25% Debentures for United States federal income tax purposes, the New 2.25% Debentures would likely not be treated as contingent payment debt instruments for United States federal income tax purposes. In such event, the New 2.25% Debentures would generally be treated in the same manner as the Old 2.25% CODES for United States federal income tax purposes, except as described below. A Holder would not accrue interest income on the basis of the comparable yield and the projected payment schedule but would instead include stated interest payments in income based on the Holder’s method of tax accounting. To the extent that the Holder’s adjusted tax basis in a New 2.25% Debenture exceeded its stated principal amount, the New 2.25% Debenture would have amortizable bond premium which the Holder may elect to deduct against interest income over the remaining term of the New 2.25% Debenture. A Holder’s adjusted tax basis in the New 2.25% Debenture would be reduced by the amount of any amortizable bond premium previously amortized by the Holder with respect to the New 2.25% Debenture. Subject to the discussion below of the market discount rules (and other than amounts received attributable to accrued interest, which would be taxed as ordinary income to the extent not previously included in income), gain or loss recognized on the sale, exchange, redemption or other taxable disposition of a New 2.25% Debenture would generally be capital gain or loss. A Holder would also generally recognize capital gain or loss on the conversion of a New 2.25% Debenture. If a Holder’s adjusted tax basis in a New 2.25% Debenture was less than its stated principal amount, the Holder would generally be subject to the market discount rules of the Code. These rules provide, in part, that gain on the sale or other disposition of a New 2.25% Debenture would be treated as ordinary income to the extent of accrued market discount. The market discount rules also provide for deferral of certain interest deductions with respect to debt incurred to purchase or carry a New 2.25% Debenture that has market discount. If contingent interest were payable on a New 2.25% Debenture, in certain circumstances such contingent interest might be treated as original issue discount, which a Holder would be required to accrue on the basis of a constant yield to maturity, and it is possible that the New 2.25% Debenture may thereafter be subject to special rules governing contingent payment debt instruments.

       Tax Consequences for Holders Not Participating in the Exchange. A Holder that does not participate in the Exchange should have no United States federal income tax consequences as a result of the Exchange.

United States Federal Withholding Tax

       Although the tax treatment of the payment of the exchange fee is unclear under current law and therefore counsel is unable to render an opinion as to whether this position would be sustained if challenged by the IRS, we intend to treat the payment of the exchange fee as taxable as ordinary income to Non-United States Holders participating in the Exchange and to report such payments to such Holders and the IRS for information purposes in accordance with such treatment. Accordingly, unless the payment of the exchange fee is received in connection with a trade or business that such Holder is conducting in the United States and the Holder provides the appropriate documentation (generally, an IRS Form W-8 ECI or applicable substitute form), we intend to withhold at a rate of 30% on the payment of the exchange fee to a Non-United States Holder (or lower rate if so specified by an applicable income tax treaty). As used herein, the term “Non-United States Holder” means any Holder that is not (i) a citizen or resident of the United States, (ii) a corporation or partnership (including any entity or arrangement treated as a corporation or partnership for United States federal income tax purposes) created or organized under the laws of the United States or any state (or the District of Columbia), (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States trustees or beneficiaries have the authority to control all substantial decisions of the trust. Non-United States Holders should consult their tax advisors regarding the availability of a refund of such withholding tax.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

       The following unaudited pro forma combined financial statements have been prepared to give effect to the combination of Fisher and Apogent accounted for in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations,” which is referred to as SFAS 141. The merger consideration has been allocated on a preliminary basis to assets acquired and liabilities assumed based on information that was available to management at the time these pro forma financial statements were prepared. The adjustments to the unaudited pro forma combined financial statements are subject to change pending a final analysis of the total purchase price and the fair value of the assets acquired and liabilities assumed. The impact of these changes could be material.

       The unaudited pro forma combined balance sheet as of March 31, 2004 combines the historical consolidated balance sheets of Fisher and Apogent as of that date and gives effect to the merger as if it had occurred on March 31, 2004. Estimates of acquisition liabilities relating to the integration of Apogent and Fisher operations are not reflected in the unaudited pro forma combined balance sheet as the integration plans have not been finalized.

       The unaudited pro forma combined statements of operations for the three months ended March 31, 2004, and the year ended December 31, 2003 give pro forma effect to the merger as if the merger had occurred on the first day of the periods presented. The unaudited pro forma combined statement of operations for the three months ended March 31, 2004 combines the historical financial statements of Fisher and Apogent for the period and gives effect to the merger as if it occurred on the first day of the period presented. The unaudited pro forma combined statement of operations for the year ended December 31, 2003 combines the historical financial statements of Fisher for the year ended December 31, 2003 with the historical financial statements of Apogent for its fiscal year ended September 30, 2003, adjusted to include the three month period ended December 31, 2003 and exclude the three month period ended December 31, 2002. Potential cost savings from combining the operations have not been reflected in the unaudited pro forma combined statements of operations as there can be no assurance that any such cost savings will occur.

       The unaudited pro forma combined financial statements are based upon available information and upon certain estimates and assumptions that are believed to be reasonable. These estimates and assumptions are preliminary and have been made solely for the purposes of developing these pro forma combined financial statements. Unaudited pro forma combined financial statements are presented for illustrative purposes only and do not purport to be indicative of the results of operations or financial position of the combined company that would actually have been achieved had the transaction been completed for the period presented, or that may be obtained in the future. These unaudited pro forma combined financial statements are based upon the respective historical consolidated financial statements of Fisher and Apogent and notes thereto, which are incorporated into this prospectus by reference. The pro forma financial information should be read in conjunction with the audited and unaudited historical financial statements of Fisher and Apogent and related notes thereto previously reported on Forms 10-K and Forms 10-Q. See “Where You Can Find More Information” beginning on page 83.

FISHER SCIENTIFIC INTERNATIONAL INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of March 31, 2004
(In millions)

	Fisher	Apogent
	As of	As of
	March 31,	March 31,	Pro Forma		Pro Forma
	2004	2004	Adjustments		Combined

ASSETS
Current Assets:
Cash and cash equivalents	$56.4	$43.8	$—		$100.2
Marketable securities, available for sale	—	12.7	—		12.7
Accounts receivable	490.3	185.8	(26.4	)(e)	649.7
Inventories	377.3	217.2	100.0	(a)	694.5
Other current assets	148.7	35.5	—		184.2

Total current assets	1,072.7	495.0	73.6		1,641.3
Property, plant and equipment	470.2	275.0	—		745.2
Goodwill	1,262.8	1,022.6	1,454.1	(a)	3,739.5
Intangible assets	287.6	182.6	511.4	(a)	981.6
Other assets	168.3	40.1	—		208.4

Total assets	$3,261.6	$2,015.3	$2,039.1		$7,316.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$9.2	$13.7	$—		$22.9
Accounts payable	414.9	48.1	(26.4	)(e)	436.6
Accrued and other current liabilities	280.3	123.0	45.0	(d)	448.3

Total current liabilities	704.4	184.8	18.6		907.8
Long-term debt	1,634.2	912.5	—		2,546.7
Other liabilities	295.6	177.4	—		473.0

Total liabilities	2,634.2	1,274.7	18.6		3,927.5

Stockholders’ equity:
Common stock	0.6	1.1	(0.6	)(b,c)	1.1
Capital in excess of par value	993.7	281.1	2,479.5	(b,c)	3,754.3
Retained earnings (accumulated deficit)	(391.9)	799.7	(799.7	)(c)	(391.9)
Accumulated other comprehensive income	28.2	16.4	(16.4	)(c)	28.2
Deferred compensation	—	(5.5)	5.5	(c)	—
Treasury stock, at cost	(3.2)	(352.2)	352.2	(c)	(3.2)

Total stockholders’ equity	627.4	740.6	2,020.5		3,388.5

Total liabilities and stockholders’ equity	$3,261.6	$2,015.3	$2,039.1		$7,316.0

See accompanying notes to unaudited pro forma combined financial statements.

FISHER SCIENTIFIC INTERNATIONAL INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Three Months Ended March 31, 2004
(In millions, except per share data)

	Historical

	Fisher	Apogent
	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,	Pro Forma		Pro Forma
	2004	2004	Adjustments		Combined

Sales	$1,011.0	$298.0	$(42.4	)(f)	$1,266.6
Cost of sales	735.2	155.7	(42.4	)(f)	848.5
Selling, general and administrative expense	207.5	79.8	3.1	(g)	290.4

Income from operations	68.3	62.5	(3.1)		127.7
Interest expense	22.0	7.0	—		29.0
Other expense, net	(0.7)	1.6	—		0.9

Income from continuing operations before income taxes	47.0	53.9	(3.1)		97.8
Income tax provision	12.4	19.8	(1.1	)(h)	31.1

Income from continuing operations	$34.6	$34.1	$(2.0)		$66.7

Income per common share from continuing operations:
Basic	$0.54	$0.39			$0.59

Diluted	$0.51	$0.38			$0.55

Weighted average common shares outstanding:
Basic	63.6	88.4			113.9

Diluted	68.2	90.6			120.5

See accompanying notes to unaudited pro forma combined financial statements.

FISHER SCIENTIFIC INTERNATIONAL INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2003
(In millions, except per share data)

	Historical
				Apogent
	Fisher	Apogent		Twelve
	Year Ended	Year Ended		Months Ended
	December 31,	September 30,		December 31,	Pro Forma		Pro Forma
	2003	2003	(i)	2003	Adjustments		Combined

Sales	$3,564.4	$1,097.5	$20.8	$1,118.3	$(163.0	)(f)	$4,519.7
Cost of sales	2,624.9	579.0	15.1	594.1	(163.0	)(f)	3,056.0
Selling, general and administrative expense	680.9	284.4	7.5	291.9	12.3	(g)	985.1

Income from operations	258.6	234.1	(1.8)	232.3	(12.3)		478.6
Interest expense	84.8	46.2	(1.6)	44.6	—		129.4
Other expense, net	77.7	65.7	0.7	66.4	—		144.1

Income from continuing operations before income taxes	96.1	122.2	(0.9)	121.3	(12.3)		205.1
Income tax provision	17.7	39.8	(0.6)	39.2	(4.3	)(h)	52.6

Income from continuing operations	78.4	82.4	(0.3)	82.1	(8.0)		152.5

Income per common share from continuing operations:
Basic	$1.38	$0.82					$1.43

Diluted	$1.29	$0.81					$1.35

Weighted average common shares outstanding:
Basic	56.9	100.4					106.8

Diluted	60.6	101.2					112.7

See accompanying notes to unaudited pro forma combined financial statements.

NOTES TO THE PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1	— Basis of Presentation

       The unaudited pro forma combined financial statements presented include the reported results for Fisher as reported in its Form 10-Q for the three months ended March 31, 2004 and Form 10-K for the year ended December 31, 2003, as amended. The unaudited pro forma combined financial statements also include the reported results for Apogent as reported in its Form 10-K or Form 10-Q, as applicable, for the periods presented.

       On March 17, 2004, the companies announced that the boards of directors of Fisher and Apogent unanimously approved a definitive merger agreement to combine the two companies. Under the terms of the merger agreement, Apogent stockholders will receive .56 shares of Fisher common stock for each share of Apogent common stock. The merger is subject to approval by the stockholders of both Fisher and Apogent, as well as customary regulatory approvals, and there can be no assurance that the transaction will be consummated.

       The unaudited pro forma combined balance sheet as of March 31, 2004 combines the historical consolidated balance sheet of Fisher and Apogent as of that date and gives effect to the merger as if it had occurred on March 31, 2004.

       The unaudited pro forma combined statement of operations for the three months ended March 31, 2004 gives pro forma effect to the merger as if it occurred on the first day of the period presented, and combines the historical financial statements of Fisher and Apogent for the period. The unaudited pro forma combined statement of operations for the year ended December 31, 2003 gives pro forma effect to the merger as if the merger had occurred on the first day of the period presented. The unaudited pro forma combined statement of operations for the year ended December 31, 2003 combines the historical financial statements of Fisher for the year ended December 31, 2003 with the historical financial statements of Apogent for its fiscal year ended September 30, 2003, adjusted to include the three-month period ended December 31, 2003 and exclude the three-month period ended December 31, 2002.

       The unaudited pro forma combined financial statements presented include certain pro forma adjustments as discussed in Note 2 — Unaudited Pro Forma Adjustments. The unaudited pro forma combined financial statements do not purport to be indicative of the results of operations or financial position of the combined company that would actually have been achieved had the transaction been completed for the period presented, or that may be obtained in the future. The unaudited pro forma financial information should be read in conjunction with the audited and unaudited historical financial statements of Fisher and Apogent referred to above.

NOTES TO THE PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

Note 2	— Unaudited Pro Forma Adjustments

Unaudited Pro Forma Combined Balance Sheet

(a)	Represents the purchase by Fisher of the outstanding shares of Apogent common stock and the initial allocation of the consideration paid. The allocation of purchase price in accordance with SFAS 141 has been made based upon management estimates and third party valuations that have not been finalized. Accordingly, the allocation of purchase price is preliminary and revisions may be made:

Aggregate value of stock consideration(1)	$2,632.5
Value of Apogent stock options to be assumed by Fisher(2)	128.6
Other consideration and costs(3)	45.0

Aggregate consideration	2,806.1
Book value of net tangible assets acquired	740.6
Indefinite-lived intangible assets acquired(4)	360.0
Amortizable intangible assets acquired(5)	151.4
Inventories(6)	100.0

Allocation of excess purchase price over identifiable net assets acquired (goodwill)	$1,454.1

(1)	Represents the value of 50.3 million shares of Fisher common stock, $0.01 par value, issuable for the acquisition of the approximately 89.8 million shares of Apogent common stock assumed to be outstanding on May 14, 2004. The price per share of Fisher stock of $52.32 was based upon the closing price on March 16, 2004.

(2)	Represents the estimated fair value, based upon a Black-Scholes valuation, of Fisher’s stock options issuable for the conversion of approximately 11.9 million of Apogent stock options assumed to be outstanding on May 14, 2004. The estimated fair value was calculated using a price of $52.32 for the Fisher common stock.

(3)	Represents the estimated amount to be paid for transaction costs incurred as a direct result of the merger.

(4)	Represents the allocation of consideration for the estimated fair value for indefinite-lived intangible assets.

(5)	Represents the allocation of consideration in excess of book value for the estimated fair value for identified amortizable intangible assets.

(6)	Represents the allocation of consideration in excess of book value for the fair value of inventories.

(b)	Represents the value of 50.3 million shares of Fisher common stock, $0.01 par value, issuable for the acquisition of the approximately 89.8 million shares of Apogent common stock assumed to be outstanding on May 14, 2004. The price per share of Fisher stock of $52.32 was based upon the closing price on March 16, 2004.

(c)	Represents the elimination of Apogent common stock, capital in excess of par value, retained earnings, treasury stock and accumulated other comprehensive income.

(d)	Represents the estimated amount to be paid for transaction costs incurred as a direct result of the merger.

(e)	Represents an adjustment to eliminate accounts receivable and accounts payable between Fisher and Apogent at March 31, 2004.

NOTES TO THE PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

Unaudited Pro Forma Combined Statement of Operations

(f)	Represents the elimination of sales and cost of sales for transactions between Fisher and Apogent for the periods presented, and assumes all inventories have been sold by Fisher.

(g)	Represents an adjustment to amortize identifiable intangible assets with finite useful lives over a weighted-average period of 12 years. Goodwill and intangible assets with indefinite lives related to this transaction have been accounted for in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” which is referred to as SFAS 142. SFAS 142 provides for the nonamortization of goodwill and indefinite lived intangible assets. Accordingly, the unaudited pro forma adjustments do not include amortization of goodwill and indefinite lived intangible assets.

(h)	Represents an adjustment to tax effect the pro forma adjustments at an assumed tax rate of 35%.

(i)	Represents an adjustment to modify Apogent’s fiscal year end of September 30, 2003 to a calendar year end of December 31, 2003. The adjustment includes the three-month period ended December 31, 2003 and excludes the three-month period ended December 31, 2002 as reported in Apogent’s Form 10-Q for the periods presented.

	Three Months Ended December 31,

	2003	2002

Sales	$278.6	$257.8	$20.8
Cost of sales	148.1	133.0	15.1
Selling, general and administrative expense	76.1	68.6	7.5

Income from operations	54.4	56.2	(1.8)
Interest expense	8.8	10.4	(1.6)
Other expense, net	1.1	0.4	0.7

Income from continuing operations before income taxes	44.5	45.4	(0.9)
Income tax provision	16.0	16.6	(0.6)

Income from continuing operations	28.5	28.8	(0.3)

Note 3	— Unaudited Pro Forma Income Per Share From Continuing Operations

       Unaudited pro forma income per common share from continuing operations is computed in accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share.” Unaudited pro forma basic income per share from continuing operations is computed by dividing pro forma income from continuing operations by the assumed weighted average number of shares of common stock outstanding as if the merger occurred on the first day of the period presented. Unaudited pro forma diluted income per share from continuing operations is computed by dividing pro forma income from continuing operations by the assumed weighted average number of shares of common stock outstanding as if the merger occurred on the first day of the period presented, including assumed potential common shares from conversion of stock options using the treasury stock method, if dilutive.

NOTES TO THE PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

       The following table sets forth unaudited pro forma basic and diluted income per share from continuing operations computational data for the periods presented (in millions, except per share amounts):

		Pro Forma
	Pro Forma	Year Ended
	Three Months Ended	December 31,
	March 31, 2004	2003

Unaudited pro forma income from continuing operations	$66.7	$152.5

Weighted average shares of common stock outstanding used in the computation of basic earnings per share	113.9	106.8
Common stock equivalents	6.6	5.9

Shares used in the computation of diluted earnings per share	120.5	112.7

Unaudited pro forma basic income per share from continuing operations	$0.59	$1.43

Unaudited pro forma diluted income per share from continuing operations	$0.55	$1.35

       The unaudited pro forma diluted net income per common share from continuing operations does not give effect to 11.3 million shares of Fisher common stock, which would be issuable if Apogent’s convertible debt securities are converted.

       The unaudited pro forma basic and diluted income per share from continuing operations does not purport to be indicative of the combined company’s basic and diluted earnings per share that would have been achieved had the transaction been completed for the period presented, or that may be obtained in the future.

LEGAL MATTERS

       Certain legal matters with respect to the validity of the issuance of the New 2.25% Debentures will be passed upon for Apogent by Quarles & Brady LLP, Milwaukee, Wisconsin. Certain legal matters with respect to the validity of the issuance of the guarantee of the New 2.25% Debentures by Fisher and the Fisher common stock issuable upon conversion of the New 2.25% Debentures will be passed upon for Fisher by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters with respect to certain federal income tax matters will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

       The consolidated financial statements and the related financial statement schedule of Apogent Technologies Inc. as of September 30, 2003 and 2002 and for the three years in the period ended September 30, 2003, incorporated by reference in this prospectus, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing. Their reports refer to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

       The financial statements and the related financial statement schedule incorporated by reference in this prospectus from Fisher Scientific International Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for goodwill and intangible assets in 2002), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

       Apogent and Fisher are currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. In accordance with the Exchange Act, Apogent and Fisher file reports and other information with the Securities and Exchange Commission, or the SEC. Such reports and other information can be read and copies obtained at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports and information statements and other information regarding issuers that file electronically with the SEC, including Apogent and Fisher.

       Apogent and Fisher have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, as amended, or the Securities Act, with respect to Apogent’s offering of the New 2.25% Debentures. This prospectus does not contain all of the information in the registration statement. You will find additional information about Apogent and Fisher and the New 2.25% Debentures in the registration statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents which are filed as exhibits to the registration statement or otherwise filed with the SEC.

INCORPORATION OF DOCUMENTS BY REFERENCE

       This prospectus incorporates documents, including important business and financial information, by reference that are not part of this prospectus or delivered with this prospectus. This means that Apogent and Fisher are disclosing important information to you by referring you to those documents. You should be aware that information in a document incorporated by reference may have been modified or superseded by information that is included in other documents that were filed at a later date and which are also incorporated by reference or included in this prospectus.

       Apogent has filed the following documents with the SEC and they are incorporated herein by reference:

•	Annual Report on Form 10-K for the fiscal year ended September 30, 2003;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2003 and March 31, 2004;

•	Current Reports on Form 8-K, filed on October 16, 2003, December 11, 2003, December 12, 2003, December 31, 2003, March 17, 2004, April 19, 2004, June 1, 2004, June 14, 2004, June 16, 2004, June 18, 2004, June 24, 2004, July 2, 2004, July 14, 2004, and July 28, 2004, and an amendment filed on October 24, 2003 to a Current Report on Form 8-K, dated May 13, 2003; and

•	The information contained under Item 5 of the Current Report on Form 8-K filed on July 29, 2004.

       Fisher has filed the following documents with the SEC and they are incorporated herein by reference:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as amended by the Annual Report on Form 10-K/A, filed on May 13, 2004;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004;

•	Current Reports on Form 8-K, filed on January 13, 2004, January 20, 2004, February 4, 2004, February 5, 2004, February 11, 2004, March 5, 2004, March 17, 2004, April 16, 2004 and July 26, 2004;

•	The information contained under Item 5 of the Current Reports on Form 8-K filed on April 29, 2004 and July 29, 2004;

•	The section of the joint proxy statement/ prospectus included in the Registration Statement on Form S-4 of Fisher Scientific International Inc. (No. 333-114548), as filed with the SEC on May 21, 2004 entitled “The Merger — Interests of Apogent Directors and Officers in the Merger;” and

•	The description of the common stock of Fisher Scientific International Inc. contained in the Registration Statement on Form 8-A filed on November 7, 1991 and any amendment or report filed with the SEC for the purpose of updating such description.

       All documents and reports filed by Apogent and Fisher with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of the New 2.25% Debentures shall be deemed incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents and reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

       Apogent and Fisher will provide without charge, upon written or oral request, to each person to whom a copy of this prospectus is delivered, a copy of any of the documents of Apogent and Fisher (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) incorporated by reference herein.

Apogent Technologies Inc.

Offer to Exchange

2.25% Senior Convertible Contingent Debt Securities (CODES)
due 2021 for 2.25% Convertible Senior Debentures due 2021

The exchange agent for this exchange offer is:

The Bank of New York

The information agent for this exchange offer is:

Innisfree M&A Incorporated

The dealer-manager for this exchange offer is:

Goldman, Sachs & Co.